    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              JABIL CIRCUIT, INC.
             (Exact name of Registrant as specified in its charter)

                      DELAWARE                                              38-1886260
            (State or other jurisdiction                                 (I.R.S. Employer
          of incorporation or organization)                             Identification No.)

                           -------------------------
                           10800 ROOSEVELT BOULEVARD
                         ST. PETERSBURG, FLORIDA 33716
                                 (727) 577-9749
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             ROBERT L. PAVER, ESQ.
                         SECRETARY AND GENERAL COUNSEL
                              JABIL CIRCUIT, INC.
                           10800 ROOSEVELT BOULEVARD
                         ST. PETERSBURG, FLORIDA 33716
                                 (727) 577-9749
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

             CHESTER E. BACHELLER, ESQ.                                ALAN L. JAKIMO, ESQ.
               ROBERT J. GRAMMIG, ESQ.                                   BROWN & WOOD LLP
                HOLLAND & KNIGHT LLP                                  ONE WORLD TRADE CENTER
               400 NORTH ASHLEY DRIVE                              NEW YORK, NEW YORK 10048-0557
                     SUITE 2300                                        PHONE: (212) 839-5300
                TAMPA, FLORIDA 33602                                    FAX: (212) 839-5599
                PHONE: (813) 227-6431
                 FAX: (813) 229-0134

                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED             PROPOSED
                                               AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES            TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
            TO BE REGISTERED                 REGISTERED           PER UNIT         OFFERING PRICE(1)         FEE(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share.................................    12,075,000(3)         $34.30(3)          $414,134,766           $115,130
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, and includes shares that may be purchased by the Underwriters pursuant to an over-allotment option.
(2) Calculated based upon the average of high and low prices reported on the New York Stock Exchange for January 26, 1999, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3) Adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering of shares of common stock of Jabil Circuit, Inc., par value $.001 per share (the "Common Stock") in the United States and Canada (the "U.S. Offering"). The second prospectus relates to a concurrent offering of Common Stock outside the United States and Canada (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical in all respects, other than the front cover page, the "Underwriting" section and the back cover page. Such alternate pages for the International Offering appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 29, 1999

PROSPECTUS

                               10,500,000 SHARES

                                   JABIL LOGO
                                  COMMON STOCK
                             ----------------------

     Jabil Circuit, Inc. is selling 6,000,000 of the shares of common stock and certain stockholders of Jabil are selling 4,500,000 of the shares of common stock. The U.S. underwriters are offering 9,000,000 shares in the United States and Canada and the international managers are offering 1,500,000 shares outside the United States and Canada.

     The common stock trades on the New York Stock Exchange under the symbol "JBL." Except as otherwise indicated, all information in this prospectus has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999. On January 28, 1999, the closing sale price of the common stock as reported on the New York Stock Exchange was $35.47 per share ($70.94 per share on a pre-split basis).

     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                             ----------------------

                                          PER SHARE               TOTAL
                                          ---------              -------
Public Offering Price...................      $                     $
Underwriting Discount...................      $                     $
Proceeds, before expenses, to Jabil.....      $                     $
Proceeds to the Selling Stockholders....      $                     $

     The U.S. underwriters may also purchase up to an additional 1,350,000 shares from Jabil and the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 225,000 shares from Jabil and the selling stockholders.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about           , 1999.
                             ----------------------

MERRILL LYNCH & CO.
         DONALDSON, LUFKIN & JENRETTE
                   SALOMON SMITH BARNEY
                              C.E. UNTERBERG, TOWBIN
                                       THOMAS WEISEL PARTNERS LLC
                             ----------------------

              The date of this prospectus is                , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................     3
Forward-Looking Statements..........     7
Risk Factors........................     7
Use of Proceeds.....................    15
Dividend Policy.....................    15
Price Range of Common Stock.........    16
Capitalization......................    17
Selected Consolidated Financial
  Data..............................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    19
Business............................    28
Management and Directors............    37
Selling Stockholders................    41

                                      PAGE
                                      ----
Shares Eligible for Future Sale.....    43
Certain United States Federal Tax
  Considerations for Non-United
  States Holders....................    44
Underwriting........................    47
Incorporation of Certain Documents
  by Reference......................    50
Where You Can Find More
  Information.......................    50
Legal Matters.......................    51
Experts.............................    51
Index to Consolidated Financial
  Statements........................   F-1

                           -------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to "we", "us", "our", "Jabil" or the "Company" in this prospectus mean Jabil Circuit, Inc. and its subsidiaries.

     "Jabil Circuit" and the Jabil logo are trademarks of Jabil. This prospectus also refers to trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment options have not been exercised, and gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

                                  THE COMPANY

     We are one of the leading worldwide independent providers of electronic manufacturing services ("EMS"). We design and manufacture electronic circuit board assemblies and systems for major original equipment manufacturers ("OEMs") in the communications, computer peripherals, personal computer, automotive and consumer products industries. We serve our OEM customers with dedicated work cell business units that combine high volume, highly automated continuous flow manufacturing with advanced electronic design and design for manufacturability technologies. Our customers currently include industry leaders such as Cisco Systems, Inc., Gateway 2000, Inc., Hewlett-Packard Company, Johnson Controls, Inc. and Quantum Corporation. For the fiscal year ended August 31, 1998, we achieved net revenues of $1.3 billion and net income of $56.9 million.

     The EMS industry has experienced rapid growth over the past several years as an increasing number of OEMs have outsourced their manufacturing requirements. OEMs are turning to outsourcing in order to reduce product cost, achieve accelerated time-to-market and time-to-volume production, access advanced design and manufacturing technologies, improve inventory management and purchasing power, reduce their capital investment in manufacturing facilities, and achieve parallel manufacturing of the same product throughout the world. We believe further growth opportunities exist for EMS providers to penetrate the worldwide electronics markets.

     We offer our customers complete turnkey EMS solutions that are responsive to their outsourcing needs. Our work cell business units are capable of providing:

     - integrated design and engineering services

     - component selection, sourcing and procurement

     - automated assembly

     - design and implementation of product testing

     - parallel global production

     - systems assembly and direct order fulfillment services

     We currently conduct our operations in 11 facilities that are located in four regions of the United States, and in Italy, Malaysia, Mexico and Scotland. Two of these facilities include the operations of the LaserJet Formatter Manufacturing Organization that we recently acquired from the Hewlett-Packard Company (the "HP Acquisition"). Parallel global production provides our customers with the benefits of improved supply-chain management, reduced inventory obsolescence, lowered transportation costs and reduced product fulfillment time.

     We are focused on expanding our position as one of the leading global providers of electronic manufacturing services to major OEMs in high growth segments of the electronics industry with the size and growth characteristics that can benefit from worldwide, high volume manufacturing. To achieve this objective, we will continue implementing the following strategies:

          - MAINTAIN AND ESTABLISH LONG-TERM CUSTOMER
     RELATIONSHIPS. Historically, we have derived a majority of our growth from existing customers. We seek to expand existing customer relationships to include additional product lines and services, and develop relationships with new customers.

          - UTILIZE WORK CELL BUSINESS UNITS. Each of our work cell business units is dedicated to one customer, and operates with a high level of autonomy, utilizing dedicated production equipment, production workers, supervisors, buyers, planners and engineers. We believe our work cell business units promote increased responsiveness to our customers' needs, particularly as a customer relationship grows to multiple production locations.

          - EXPAND PARALLEL GLOBAL PRODUCTION. Our ability to produce the same product on a global scale is a significant requirement of our customers. Accordingly, we have recently expanded our existing Malaysian facility, commenced expansion of our Mexican facility and, as part of the HP Acquisition, acquired operating facilities in Bergamo, Italy and Boise, Idaho.

          - OFFER SYSTEMS ASSEMBLY AND DIRECT ORDER FULFILLMENT. Our systems assembly and direct order fulfillment services allow our customers to reduce product cost and risk of product obsolescence by reducing total work-in-process and finished goods inventory.

          - PURSUE SELECTIVE ACQUISITION OPPORTUNITIES. An increasing number of OEMs are divesting internal manufacturing operations to EMS providers. In many of these situations, the OEM enters into a customer relationship with the EMS provider. Our acquisition strategy is focused on obtaining from OEMs manufacturing operations with consistent growth and experienced management teams, and opportunities for long-term outsourcing relationships.

     Our principal executive offices are located at 10800 Roosevelt Boulevard, St. Petersburg, Florida 33716, and our telephone number is (727) 577-9749. Our website is located at www.jabil.com. Information contained in our website is not a part of this prospectus.

                                 THE OFFERINGS

     The offering of 9,000,000 shares of our common stock in the United States and Canada (the "U.S. Offering") and the offering of 1,500,000 shares of our common stock outside the United States and Canada (the "International Offering") are collectively referred to in this prospectus as the "Offerings."

Common Stock Offered(1):
  By Jabil..................................  6,000,000 shares
  By the Selling Stockholders...............  4,500,000 shares
                                              -------------------
     Total..................................  10,500,000 shares
                                              -------------------
                                              -------------------
Common Stock to be Outstanding After the
  Offerings(1)..............................  80,798,818 shares
Use of Proceeds.............................  For repayment of outstanding borrowings under our revolving credit
                                              facility ($80.0 million as of January
                                              29, 1999), and the remainder for
                                              capital expenditures and general
                                              corporate purposes, including
                                              increasing our working capital and
                                              possible acquisitions.
                                              We will not receive any proceeds from
                                              the sale of common stock in the
                                              Offerings by the selling stockholders.

New York Stock Exchange symbol..............  "JBL"

-------------------------

(1) This information is based on 74,798,818 shares outstanding at December 31, 1998, and it excludes 6,099,950 shares of our common stock issuable upon exercise of outstanding options, and gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

                                  RISK FACTORS

     Before investing in our common stock, you should carefully consider the risk factors set forth in the "Risk Factors" section of this prospectus and the other information included in this prospectus and in the documents we incorporate by reference into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus.

                           OUR SUMMARY FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                  YEARS ENDED AUGUST 31,            NOVEMBER 30,
                             --------------------------------    -------------------
                               1996       1997        1998         1997       1998
                             --------   --------   ----------    --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue................  $863,285   $978,102   $1,277,374    $319,512   $447,941
Operating income...........    45,406     81,854       85,104(1)   29,356     31,191
Interest expense, net......     7,333      1,612        3,124         713      1,520
Net income.................    24,349     52,497       56,933(1)   19,071     19,286
Earnings per share(2):
  Basic....................  $   0.35   $   0.72   $     0.77    $   0.26   $   0.26
  Diluted..................      0.34       0.68         0.74(1)     0.25       0.25
Weighted average shares
  outstanding(2):
  Basic....................    68,916     72,599       74,249      74,038     74,565
  Diluted..................    72,668     76,680       77,151      77,350     77,654

                                                         AS OF NOVEMBER 30, 1998
                                                       ---------------------------
                                                        ACTUAL     AS ADJUSTED(3)
                                                       --------    ---------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................................  $102,464       $266,547
Total assets.........................................   616,309        780,392
Current installments of long-term debt...............     8,333          8,333
Note payable and long-term debt, less current
  installments.......................................    81,667(4)      41,667
Net stockholders' equity.............................   267,793        471,876

-------------------------

(1) In connection with the HP Acquisition, we recorded an acquisition-related charge of $20.8 million ($12.9 million after tax). Operating income excluding this charge was $105.9 million. Net income excluding this charge was $69.8 million, and diluted earnings per share was $0.91.

(2) Gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

(3) We have adjusted these figures to give effect to our sale of 6,000,000 shares of common stock in the Offerings at our assumed offering price of $35.47 per share (the closing sale price on the New York Stock Exchange on January 28, 1999, adjusted for the announced two-for-one stock split), deduction of the underwriters' discount and estimated expenses of the Offerings, and application of the estimated use of proceeds. See "Use of Proceeds" and "Capitalization."

(4) Total long-term debt was $121.7 million as of January 29, 1999, of which $80.0 million was outstanding under our revolving credit facility.

                           FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 throughout this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus are set forth in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus, and elsewhere in this prospectus and in the documents that we incorporate by reference into this prospectus.

     You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation will change in the future. All written or oral forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that the occurrence of any of the events described in this risk factor section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock.

OUR OPERATING RESULTS MAY FLUCTUATE

     Our annual and quarterly operating results are affected by a number of factors, including:

     - the level and timing of customer orders

     - the composition of the costs of sales between materials and labor and manufacturing overhead

     - price competition

     - our level of experience in manufacturing a particular product

     - the degree of automation used in our assembly process

     - the efficiencies achieved by us in managing inventories and fixed assets

     - fluctuations in materials costs and availability of materials

     - the timing of expenditures in anticipation of increased sales, customer product delivery requirements and shortages of components or labor

The volume and timing of orders placed by our customers vary due to variation in demand for our customers' products, our customers' inventory management, new product introductions and manufacturing strategy changes, and consolidations among our customers. In the past, changes in customer orders have had a significant effect on our results of operations due to corresponding changes in the level of overhead absorption. Any one or a combination of these factors could adversely affect our annual and quarterly results of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS

     For the fiscal year ended August 31, 1998, our three largest customers accounted for approximately 48.0% of our net revenue and fewer than 20 customers accounted for all of our net revenue. For the fiscal year ended August 31, 1998, Cisco Systems, Inc., 3Com Corporation and Hewlett-Packard Company accounted for approximately 20.0%, 18.0% and 10.0% of net revenue, respectively. We are dependent upon the continued growth, viability and financial stability of our customers whose industries have experienced rapid technological change, short product life cycles, consolidation, and pricing and margin pressures. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net revenue. A significant reduction in sales to any of our customers, or a customer exerting significant pricing and margin pressures on us, would have a material adverse effect on our results of operations. In the past, some of our customers have terminated their manufacturing arrangements with us or have significantly reduced or delayed the volume of manufacturing services ordered from us. We cannot assure you that present or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us. If they do, it could have a material adverse effect on our results of operations. In addition, we generate significant accounts receivables in connection with providing manufacturing services to our customers. If one or more of our customers were to become insolvent or otherwise were unable to pay for the manufacturing services provided by us, our operating results and financial condition would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers and Marketing."

THE VOLUME AND TIMING OF CUSTOMER SALES MAY VARY

     The volume and timing of sales to our customers may vary due to:

     - variation in demand for our customers' products

     - our customers' attempts to manage their inventory

     - electronic design changes

     - changes in our customers' manufacturing strategy

     - acquisitions of or consolidations among customers

Due in part to these factors, most of our customers do not commit to firm production schedules for more than one quarter in advance. Our inability to forecast the level of customer orders with certainty makes it difficult to schedule production and maximize utilization of manufacturing capacity. In the past, we have been required to increase staffing and other expenses in order to meet the anticipated demand of our customers. Anticipated orders from many of our customers have, in the past, failed to materialize or delivery schedules have been deferred as a result of changes in our customers' business needs, thereby adversely affecting our results of operations. On other occasions, our customers have required rapid increases in production, which have placed an excessive burden on our resources. Such customer order fluctuations and deferrals have had a material adverse effect on us in the past, and we cannot assure you that we will not experience such effects in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Backlog."

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY

     The contract manufacturing business is highly competitive. We compete against numerous domestic and foreign manufacturers, including SCI Systems, Inc., Solectron Corporation, Celestica, Inc. and Flextronics International. In addition, we may in the future encounter competition from other large electronic manufacturers that are selling, or may begin to sell, electronic manufacturing services. Most of our competitors have international operations and some have substantially greater manufacturing, financial, research and development, and marketing resources than us. We also face potential competition from the manufacturing operations of our current and potential customers, who are continually evaluating the merits of manufacturing products internally versus the advantages of outsourcing. See "Business -- Competition."

OUR RAPID GROWTH MAY BE DIFFICULT TO MANAGE

     We have grown rapidly. Our ability to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems; continue to develop the management skills of our managers and supervisors; and continue to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our results of operations. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY EXPERIENCE RISKS RELATING TO OUR COMPUTER INTEGRATION

     We are in the process of installing a new Enterprise Resource Planning system that will replace the current Manufacturing Resource Planning system and financial information systems. Any delay in the implementation of these new information systems could result in material adverse consequences, including disruption of operations, loss of information and unanticipated increases in cost. See "-- We May Experience Year 2000 Risks."

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS

     We cannot assure you that we will be able to successfully integrate the operations and management of our recent HP Acquisition. Similarly, we cannot assure you that we will be able to consummate or, if consummated, successfully integrate the operations and management of future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on us, including:

     - Financial risks, such as (1) potential liabilities of the acquired businesses; (2) the dilutive effect of the issuance of additional equity securities; (3) the incurrence of additional debt; (4) the financial impact of amortizing goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting; and (5) possible adverse tax and accounting effects.

     - Operating risks, such as (1) the diversion of management's attention to the assimilation of the businesses to be acquired; (2) the risk that the acquired businesses will fail to maintain the quality of services that we have historically provided; (3) the need to implement financial and other systems and add management resources; (4) the risk that key employees of the acquired businesses will leave after the acquisition; and (5) unforeseen difficulties in the acquired operations.

THE AVAILABILITY OF THE MANUFACTURING COMPONENTS WE NEED MAY BE LIMITED

     Substantially all of our net revenue is derived from turnkey manufacturing in which we provide materials procurement. While most of our significant long-term customer contracts permit quarterly or other periodic adjustments to pricing based on decreases and increases in component prices and other factors, we typically bear the risk of component price increases that occur between any such repricings or, if such repricing is not permitted, during the balance of the term of the particular customer contract. Accordingly, certain component price increases could adversely affect our gross profit margins. Almost all of the products we manufacture require one or more components that are available from only a single source. Some of these components are allocated from time to time in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times industry wide shortages of electronic components have occurred, particularly of memory and logic devices. Such circumstances have produced significant levels of short-term interruption of our operations, and may have a material adverse effect on our results of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Components Procurement."

OUR INTERNATIONAL OPERATIONS MAY BE SUBJECT TO CERTAIN RISKS

     We derived 31.0% of our revenues from international operations in fiscal year 1998, and 32.0% in the first three months of fiscal year 1999. We currently operate outside the United States in Bergamo, Italy; Penang, Malaysia; Guadalajara, Mexico; and Livingston, Scotland. Our international operations may be subject to a number of risks, including:

     - difficulties in staffing and managing foreign operations

     - political and economic instability

     - unexpected changes in regulatory requirements and laws

     - longer customer payment cycles and difficulty collecting accounts receivable

     - export duties, import controls and trade barriers (including quotas)

     - governmental restrictions on the transfer of funds to us

     - burdens of complying with a wide variety of foreign laws and labor practices

     - fluctuations in currency exchange rates, which could affect local payroll, utility and other expenses

     - inability to utilize net-operating losses incurred by our foreign operations to reduce our U.S. income taxes

     In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Liquidity and Capital Resources."

WE DEPEND ON KEY PERSONNEL

     Our continued success depends largely on the efforts and skills of our key managerial and technical employees. The loss of the services of certain of these key employees or an inability to attract or retain qualified employees could have a material adverse effect on us. We do not have employment agreements or noncompetition agreements with our key employees.

WE MAY EXPERIENCE YEAR 2000 RISKS

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. We are actively taking steps to ensure that our global information technology infrastructure and business system applications, manufacturing equipment and systems will be Year 2000 compliant. We are also seeking adequate assurances of Year 2000 compliance from our suppliers, customers, and other third parties with whom we conduct business. We have spent approximately $1.3 million to date, and intend to spend an additional $2.5 million by December 31, 1999 to address any Year 2000 issues. However, we cannot assure you that our efforts are appropriate, adequate or complete. Based on our assessment of Year 2000 issues, we may face the following concerns:

     - We believe our current legacy computer systems are Year 2000 compliant, and we are in the process of replacing them with a new Enterprise Resource Planning system, which we believe is also Year 2000 compatible. This process is scheduled to be completed during the first half of calendar year 2000. Any significant failure of these systems could have a material adverse effect on our financial position, results of operations and cash flows.

     - We have made one recent acquisition and plan to continue to pursue additional acquisitions. In this regard, we may acquire a business with a significant risk from Year 2000 issues.

     - Our business operations utilize an electronic commerce system/electronic data interchange with suppliers and customers to implement a variety of supply chain management programs. While we are actively seeking assurances of Year 2000 compliance from our suppliers and customers, the failure by any one of these third parties to address Year 2000 issues can result in our temporary inability to process these supply chain management programs with such third parties.

     As a result of these Year 2000 issues, we may suffer the following consequences:

     - We may experience a significant number of operational inconveniences and inefficiencies that may divert our time, attention and financial and human resources from our ordinary business activities.

     - We may suffer serious system failures that may require significant efforts by us or our suppliers, customers, and other third parties, to prevent or alleviate material business disruptions.

     - We may experience a significant loss of revenues or incur a significant amount of unanticipated expenses.

WE MUST MAINTAIN OUR TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE

     The market for our manufacturing services is characterized by rapidly changing technology and continuing process development. We are continually evaluating the advantages and feasibility of new manufacturing processes. We believe that our future success will depend upon our ability to develop and provide manufacturing services which meet our customers' changing needs, maintain technological leadership, and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot assure you that our process development efforts will be successful. See "Business -- Technology and -- Research and Development."

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAW COMPLIANCE RESPONSIBILITIES

     We are subject to a variety of federal, state, local and foreign environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. If we fail to comply with any present and future regulations, we could be subject to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant expenses to comply with environmental regulations.

CERTAIN EXISTING STOCKHOLDERS WILL CONTINUE TO HAVE SIGNIFICANT CONTROL FOLLOWING THE OFFERINGS

     After we sell shares of our common stock in the Offerings, our executive officers, directors and principal stockholders and their affiliates collectively will beneficially own 36.1% of the outstanding common stock as of January 29, 1999, (35.7% if the underwriters' over-allotment option is exercised in full), of which William D. Morean will beneficially own 26.2% (25.5% if the underwriters' over-allotment option is exercised in full). As a result, our executive officers, directors, principal stockholders and their affiliates will continue to have significant influence over (1) the election of our Board of Directors, (2) the approval or disapproval of any other matters requiring stockholder approval, and (3) the affairs and policies of Jabil.

OUR STOCK PRICE MAY BE VOLATILE

     Our common stock is traded on the New York Stock Exchange. The market price of our common stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including future announcements covering us or our key customers or competitors, government regulations, litigation, changes in earnings estimates by analysts, fluctuations in quarterly operating results, or general conditions in the contract manufacturing, communications, computer peripherals, personal computer, automotive or consumer products industries. Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our services, may adversely affect the market price of our common stock.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS

     The Corporation Law of the State of Delaware and our certificate of incorporation and by-laws each contain certain provisions which may, in effect, discourage, delay or prevent a change of control of Jabil or unsolicited acquisition proposals from taking place.

WE ARE SENSITIVE TO CHANGES IN INTEREST RATES

     We pay interest on outstanding borrowings under our $225.0 million unsecured revolving credit facility at interest rates that fluctuate based upon changes in various base interest rates. As of January 29, 1999, we borrowed approximately $80.0 million under our revolving credit facility. An adverse change in the base rates upon which our interest rate is determined could have a material adverse effect on our financial position, results of operations and cash flows. See "Use of Proceeds."

MANAGEMENT HAS DISCRETION CONCERNING USE OF PROCEEDS

     We intend to use the proceeds of the Offerings for the repayment of our outstanding borrowings under our revolving credit facility ($80.0 million as of January 29, 1999). The remaining net proceeds will be used for capital expenditures, and for general corporate purposes, including increasing our working capital and possible acquisitions. Accordingly, management will have substantial discretion in spending the proceeds to be received by Jabil. Pending such uses, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit, or direct guaranteed obligations of the United States government. See "Use of Proceeds."

WE HAVE A LARGE NUMBER OF OUTSTANDING SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, we will have 80,798,818 shares of common stock outstanding. Substantially all of these shares will be transferable with or without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to the volume and other limitations of Rule 144 promulgated under the Securities Act. Approximately 30,558,982 outstanding shares of common stock are subject to lockup agreements between the holders of those shares and the representatives of the underwriters, pursuant to which the holders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of common stock until 90 days after the date of this prospectus, subject to limited exceptions. Following the expiration of this period, substantially all of the shares subject to the lock-up agreements will become available for immediate resale in the public market subject to the volume and other limitations of Rule 144. See "Underwriting."

                                USE OF PROCEEDS

     We estimate the net proceeds from the sale of 6,000,000 shares of common stock by Jabil in the Offerings will be approximately $204.1 million (based on an assumed public offering price per share of $35.47, the closing price on the New York Stock Exchange on January 28, 1999, adjusted for the announced two-for-one stock split), after deducting underwriting discounts and expenses (approximately $234.8 million if the underwriters' over-allotment options are exercised in full). Jabil will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

     We intend to use a portion of the net proceeds of the Offerings to repay the outstanding borrowings under our $225.0 million unsecured revolving credit facility with a syndicate of banks (the "Revolver"). At January 29, 1999, borrowings under the Revolver were $80.0 million and the effective interest rate was 5.69%. The Revolver expires on August 3, 2001 and outstanding borrowings are then due and payable. We intend to use the remaining net proceeds of the Offerings for capital expenditures and general corporate purposes, including increasing our working capital and possible acquisitions. While Jabil frequently engages in discussions with potential acquisition candidates, we are not currently engaged in any discussions for any material acquisitions and we cannot assure you that any such acquisitions will be consummated in the future. Pending such uses, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States government. See "Risk Factors -- Management Has Discretion Concerning Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results and -- Liquidity and Capital Resources" and Note 4 of Notes to Consolidated Financial Statements.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any future earnings for reinvestment in our business.

                          PRICE RANGE OF COMMON STOCK

     Prior to May 5, 1998, our common stock traded on the Nasdaq National Market. Since that date, our common stock has traded on the New York Stock Exchange under the symbol "JBL." The following table sets forth the range of high and low sale prices per share for our common stock as reported on the Nasdaq National Market and the New York Stock Exchange for the fiscal periods indicated. The table has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR 1998
First quarter ended November 30, 1997.......................  $36.00    $18.13
Second quarter ended February 28, 1998......................  $28.38    $14.75
Third quarter ended May 31, 1998............................  $26.63    $14.94
Fourth quarter ended August 31, 1998........................  $19.13    $11.50
FISCAL YEAR 1999
First quarter ended November 30, 1998.......................  $29.88    $11.50
Second quarter (through January 28, 1999)...................  $39.50    $28.25

     On January 28, 1999, the last sale price of the common stock as reported on the New York Stock Exchange was $35.47 per share ($70.94 per share on a pre-split basis) and there were 1,854 holders of record of our common stock.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of Jabil as of November 30, 1998 (1) on an actual basis and (2) as adjusted to give effect to the sale by Jabil of 6,000,000 shares of Common Stock offered hereby at an assumed public offering price per share of $35.47 (the closing sale price on the New York Stock Exchange on January 28, 1999, adjusted for the announced two-for-one stock split), and after deducting the underwriters' discount and estimated offering expense payable by Jabil, and assuming that the underwriters' over-allotment option is not exercised. This table contains unaudited information and you should read this table in conjunction with our Consolidated Financial Statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus and similar sections in the documents that we incorporate by reference in this prospectus.

                                                          AS OF NOVEMBER 30, 1998
                                                          -----------------------
                                                           ACTUAL     AS ADJUSTED
                                                          --------    -----------
                                                              (IN THOUSANDS)
Current installments of long-term debt..................  $  8,333     $  8,333
                                                          ========     ========
Long-term debt, less current installments:
  Revolving credit facility.............................    40,000           --
  6.89% Senior Notes due 2004...........................    41,667       41,667
                                                          --------     --------
     Total long-term debt...............................    81,667(1)    41,667
Stockholders' equity:
  Preferred stock, 1,000,000 shares ($.001 par value)
     authorized, none issued and outstanding............        --           --
  Common stock, 120,000,000 shares ($.001 par value)
     authorized, 74,607,010 shares issued and
     outstanding; 80,607,010 shares issued and
     outstanding as adjusted(2).........................        75           81
Additional paid-in capital..............................    71,683      275,760
Retained earnings.......................................   196,035      196,035
                                                          --------     --------
Net stockholders' equity................................   267,793      471,876
                                                          --------     --------
     Total capitalization...............................  $349,460     $513,543
                                                          ========     ========

-------------------------

(1) Total long-term debt was $121.7 million as of January 29, 1999, of which $80.0 million was outstanding under the Revolver.
(2) All outstanding share numbers exclude 6,139,970 shares subject to outstanding options under our benefit plans, and give effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data for the periods indicated. Such consolidated financial data as of and for the five years ended August 31, 1998 have been derived from our consolidated financial statements and related notes, which consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. The following consolidated financial data as of November 30, 1998, and for the three months ended November 30, 1997 and 1998, are derived from our unaudited consolidated financial statements, and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the data for the periods. The operating results for any quarter are not necessarily indicative of results for any future period. The data presented below should be read in conjunction with the consolidated financial statements and related notes, and the information contained in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

                                                                                           THREE MONTHS ENDED
                                                YEARS ENDED AUGUST 31,                        NOVEMBER 30,
                                ------------------------------------------------------    --------------------
                                  1994       1995       1996       1997        1998         1997        1998
                                --------   --------   --------   --------   ----------    --------    --------
                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue...................  $375,815   $559,474   $863,285   $978,102   $1,277,374    $319,512    $447,941
Cost of revenue...............   351,608    523,338    790,311    857,245    1,115,647     278,167     397,366
                                --------   --------   --------   --------   ----------    --------    --------
Gross profit..................    24,207     36,136     72,974    120,857      161,727      41,345      50,575
Selling, general and
  administrative..............    14,038     17,898     25,456     35,886       52,014      11,077      18,318
Research and development......     1,768      1,819      2,112      3,117        3,784         912       1,066
Acquisition related charge....        --         --         --         --       20,825          --          --
                                --------   --------   --------   --------   ----------    --------    --------
Operating income..............     8,401     16,419     45,406     81,854       85,104(1)   29,356      31,191
Interest expense, net.........     3,470      6,347      7,333      1,612        3,124         713       1,520
                                --------   --------   --------   --------   ----------    --------    --------
Income before income taxes....     4,931     10,072     38,073     80,242       81,980      28,643      29,671
Income taxes..................     2,363      2,792     13,724     27,745       25,047       9,572      10,385
                                --------   --------   --------   --------   ----------    --------    --------
Net income....................  $  2,568   $  7,280   $ 24,349   $ 52,497   $   56,933(1) $ 19,071    $ 19,286
                                ========   ========   ========   ========   ==========    ========    ========
Earnings per share(2):
  Basic.......................  $   0.05   $   0.12   $   0.35   $   0.72   $     0.77    $   0.26    $   0.26
  Diluted.....................  $   0.04   $   0.12   $   0.34   $   0.68   $     0.74(1) $   0.25    $   0.25
Weighted average shares
  outstanding(2):
  Basic.......................    56,625     58,356     68,916     72,599       74,249      74,038      74,565
  Diluted.....................    61,788     62,200     72,668     76,680       77,151      77,350      77,654

                                                                                                    AS OF
                                                            AS OF AUGUST 31,                     NOVEMBER 30,
                                          ----------------------------------------------------   ------------
                                            1994       1995       1996       1997       1998         1998
                                          --------   --------   --------   --------   --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.......................  $ 27,639   $ 33,333   $115,758   $ 97,349   $103,660     $102,464
  Total assets..........................   174,318    280,961    299,940    405,903    526,703      616,309
  Current installments of long-term
    debt................................    48,562     81,130      2,451      2,475      8,333        8,333
  Notes payable and long-term debt, less
    current installments................    18,215     27,932     58,371     50,000     81,667       81,667
  Net stockholders' equity..............    51,231     59,595    124,234    181,485    248,366      267,793

-------------------------

(1) In connection with the HP Acquisition, we recorded an acquisition-related charge of $20.8 million ($12.9 million after-tax). Operating income excluding this charge was $105.9 million. Net income excluding this charge was $69.8 million, and diluted earnings per share was $0.91.

(2) Gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the "Selected Financial Data" section of this prospectus and our consolidated financial statements and the related notes thereto in the "Financial Statements" section of this prospectus. The forward-looking statements in this discussion regarding the EMS industry, our expectations regarding our future performance and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this prospectus.

OVERVIEW

     Jabil is one of the leading worldwide independent providers of turnkey manufacturing services to electronics OEMs in the communications, computer peripherals, personal computer, automotive and consumer products industries. During the past several years, Jabil has experienced substantial growth in net revenue, operating income and net income. This growth, as well as the growth of the overall EMS industry, has been driven by the increasing number of electronics OEMs who are outsourcing their manufacturing requirements. We anticipate that this industry trend will continue during the next several years.

     We derive most of our net revenue under purchase orders from OEM customers. We recognize revenue, net of product return and warranty costs, typically at the time of product shipment. The volume and timing of orders placed by our customers vary due to several factors, including: variation in demand for our customers' products; our customers' inventory management; new product introductions and manufacturing strategy changes; and consolidations among our customers. Demand for our customers' products depends on, among other things, product life cycles, competitive conditions and general economic conditions.

     Our cost of revenue includes the cost of electronic components and other materials that comprise the products we manufacture, the cost of labor and manufacturing overhead, and provisions for excess and obsolete inventory adjustments. As a provider of turnkey manufacturing services, we are responsible for procuring components and other materials. This requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of materials. Although we bear the risk of fluctuations in the cost of materials, excess scrap and inventory obsolescence, we periodically negotiate cost of materials adjustments with our customers.

     Net revenue from each product that we manufacture consists of a component based on the costs of materials in that product and a component based on the labor and manufacturing overhead allocated to that product. We refer to the portion of the sales price of a product that is based on labor and manufacturing overhead costs as "manufacturing-based revenue," and to the portion of the sales price of a product that is based on materials costs as "materials-based revenue." Our gross margin for any product depends on the mix between the cost of materials in the product and the cost of labor and manufacturing overhead allocated to the product. We typically realize higher gross margins on manufacturing-based revenue than we do on materials-based revenue. As we gain experience in manufacturing a product, we usually achieve increased efficiencies, which result in lower labor costs and manufacturing overhead for that product.

     Our operating results are impacted by the level of capacity utilization of manufacturing facilities, indirect labor, and selling, general and administrative expenses. Gross margins and operating income margins have generally improved during periods of high volume and high capacity utilization. During periods of low volume production, we generally have idle capacity and reduced operating margins. As our capacity has grown during recent years, both through the construction of new "greenfield" facilities and the expansion of existing facilities, our selling, general and administrative expenses have increased to support this growth.

     We have consistently utilized advanced circuit design, production design and manufacturing technologies to meet the needs of our customers. To support this effort, our engineering staff focuses on developing and refining design and manufacturing technologies to meet specific needs of specific customers. Most of the expenses associated with these customer-specific efforts are reflected in our cost of revenue. In addition, our engineers engage in research and development of new technologies that apply generally to our operations. The expense of these research and development activities are reflected in the "Research and Development" line item in our Consolidated Financial Statements.

     An important element of our strategy is the expansion of our global production facilities. Substantially all of our revenue and materials costs worldwide are denominated in U.S. dollars, while our labor and utility costs in plants outside the United States are denominated in local currencies. We typically hedge these local currency costs through the purchase of foreign exchange contracts, the amount and cost of which have not been material.

RECENT ACQUISITION

     On August 3, 1998, we acquired certain assets (primarily raw material inventory and property, plant and equipment) relating to the LaserJet Formatter Manufacturing Organization business unit of Hewlett-Packard Company located in Boise, Idaho and Bergamo, Italy. The HP Acquisition price was approximately $80.0 million and was accounted for under the purchase method of accounting. The acquisition resulted in goodwill and other intangible assets of approximately $11.2 million, which are being amortized on a straight-line basis over ten years. The acquired assets were used by the Hewlett-Packard Company to manufacture printed circuit-board assemblies for the LaserJet printer division of Hewlett-Packard Company. Simultaneously with the HP Acquisition, we entered into a manufacturing agreement to continue to produce the printed circuit board assemblies being produced by the Hewlett-Packard Company operations in Boise and Bergamo.

     During the past several years, an increasing number of OEMs have divested manufacturing operations to EMS providers. Acquisitions of such manufacturing assets have permitted EMS companies to increase their capacity and solidify relationships with OEMs. We believe attractive acquisition opportunities exist that will support the expansion of our global manufacturing capabilities as well as the establishment and maintenance of long-term customer relationships. We plan to continue a strategy of selectively acquiring the assets of OEMs with size and growth characteristics consistent with our customer profile.

RESULTS OF OPERATIONS

     The following table sets forth, for the period indicated, certain operating data as a percentage of net revenue:

                                                                       THREE MONTHS
                                                                           ENDED
                                          YEARS ENDED AUGUST 31,       NOVEMBER 30,
                                         ------------------------      -------------
                                          1996     1997     1998       1997    1998
                                         ------   ------   ------      -----   -----
Net revenue............................  100.0%   100.0%   100.0%      100.0%  100.0%
Cost of revenue........................   91.5     87.6     87.3        87.1    88.7
                                         -----    -----    -----       -----   -----
Gross profit...........................    8.5     12.4     12.7        12.9    11.3
Selling, general and administrative....    2.9      3.7      4.1         3.5     4.1
Research and development...............    0.2      0.3      0.3         0.3     0.2
Acquisition related charge.............     --       --      1.6          --      --
                                         -----    -----    -----       -----   -----
Operating income.......................    5.3      8.4      6.7(1)      9.2     7.0
Interest expense, net..................    0.8      0.2      0.2         0.2     0.3
                                         -----    -----    -----       -----   -----
Income before income taxes.............    4.4      8.2      6.4         9.0     6.6
Income taxes...........................    1.6      2.8      2.0         3.0     2.3
                                         -----    -----    -----       -----   -----
Net income.............................    2.8%     5.4%     4.5%(1)     6.0%    4.3%
                                         =====    =====    =====       =====   =====

-------------------------

(1) In connection with the HP Acquisition, we recorded an acquisition-related charge of $20.8 million ($12.9 million after-tax). Operating income excluding this charge was 8.3% of net revenue and net income was 5.5% of net revenue.

FIRST FISCAL QUARTER 1999 COMPARED TO FIRST FISCAL QUARTER 1998

     NET REVENUE. Our net revenue increased 40.2% to $447.9 million for the first quarter of fiscal year 1999, up from $319.5 million during the same period of fiscal year 1998. The increase was due primarily to incremental revenue related to the HP Acquisition and increased production of communications products. Foreign source revenue represented approximately 32.0% of net revenue for the first quarter of fiscal year 1999 compared to approximately 34.0% for the same period of fiscal year 1998. The relative decrease in foreign source revenue was attributable to increased production at our domestic locations, which includes one acquired domestic plant from the Hewlett-Packard Company.

     GROSS PROFIT. Gross margin decreased to 11.3% for the first quarter of fiscal year 1999, from 12.9% during the same period of fiscal year 1998, reflecting a higher content of material-based revenue from the HP Acquisition, underutilization of assets in certain international factories, offset in part by a one-time recovery of costs associated with defective materials from a supplier.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $18.3 million (4.1% of net revenue) during the first quarter of fiscal year 1999 from $11.1 million (3.5% of net revenue) in the first quarter of fiscal year 1998. This increase was primarily due to increased staffing and related departmental expenses at all the Jabil locations, including the acquired Hewlett-Packard Company sites, along with increases in information systems staff to support the expansion of our business.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $1.1 million (0.2% of net revenue) during the first quarter of fiscal year 1999, from $0.9 million (0.3% of net revenue) for the same period of fiscal year 1998 due to the expansion of electronic design activities.

     INTEREST EXPENSE. Net interest expense increased to $1.5 million in the first quarter of fiscal year 1999 from $0.7 million during the same period of fiscal year 1998 as a result of increased borrowings related to the HP Acquisition and increased working capital requirements.

     INCOME TAXES. Jabil's effective tax rate increased to 35.0% in the first quarter of fiscal year 1999 from 33.4% during the same period of fiscal year 1998 primarily as a result of the increased levels of domestic income as compared to the same period of fiscal year 1998.

FISCAL YEAR ENDED AUGUST 31, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1997

     NET REVENUES. Our net revenue increased 30.6% to $1.3 billion for fiscal year 1998, up from $978.1 million in fiscal year 1997. The increase was primarily a result of manufacturing services growth provided to existing and new customers. Foreign source revenue represented 31.0% of our net revenue for fiscal year 1998 and 30.0% of net revenue for fiscal year 1997.

     GROSS PROFIT. Gross margin increased to 12.7% in fiscal year 1998 from 12.4% in fiscal year 1997, reflecting an increase in manufacturing-based revenues and overall capacity utilization.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $52.0 million (4.1% of net revenue) in fiscal year 1998 from $35.9 million (3.7% of net revenue) in fiscal year 1997. This increase was primarily due to continued increases in staffing and related departmental expenses at our existing operations, new operations in Mexico, and acquired Hewlett-Packard Company sites, along with increases in information systems staff to support the expansion of our business in existing and new locations.

     RESEARCH AND DEVELOPMENT. Research and development expenses in fiscal year 1998 increased to $3.8 million (0.3% of net revenue) from $3.1 million (0.3% of net revenue) in fiscal year 1997 reflecting an increase in design-based activity.

     ACQUISITION RELATED CHARGE. During the fourth quarter of fiscal year 1998, we completed the HP Acquisition and recorded a one-time acquisition-related charge of $20.8 million ($12.9 million after-tax) consisting of an in-process technology write-off of $6.5 million, work force related expenses of $10.0 million, and $4.3 million of other expenses.

     INTEREST EXPENSE. Interest expense increased to $3.1 million in fiscal year 1998, from $1.6 million in fiscal year 1997, primarily reflecting interest expense on our 6.89% Senior Notes due 2004, offset in part by interest income on cash balances.

     INCOME TAXES. In fiscal year 1998, the effective tax rate decreased to 30.6% from 34.6% in fiscal year 1997. The effective tax rate is predominantly a function of the mix of domestic versus international income from operations. Our international operations are being taxed at a lower rate than in the United States, primarily due to the tax holiday granted to our Malaysian subsidiary. The Malaysian tax holiday is currently scheduled to expire on October 30, 2000.

FISCAL YEAR ENDED AUGUST 31, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996

     NET REVENUE. Our net revenue increased 13.3% to $978.1 million for fiscal year 1997, up from $863.3 million in fiscal year 1996. The increase was due primarily to manufacturing services provided to both new and existing customers, offset by the end of production of certain hard drive products. Foreign source revenue represented 30.0% of our net revenue for fiscal year 1997 and 31.0% of net revenue for fiscal year 1996.

     GROSS PROFIT. Gross margin increased to 12.4% in fiscal year 1997 from 8.5% in fiscal year 1996 due to an increase in the mix of manufacturing-based revenues and overall capacity utilization. In fiscal year 1997 the portion of manufacturing-based revenue was significantly higher than in fiscal year 1996.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $35.9 million (3.7% of net revenue) in fiscal year 1997 from $25.5 million (2.9% of net revenue) in fiscal year 1996. This increase was primarily due to increased staffing and related departmental expenses at all of our locations, along with increases in information systems staff to support the expansion of our business.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $3.1 million (0.3% of net revenue) in fiscal year 1997 from $2.1 million (0.2% of net revenue) in fiscal year 1996.

     INTEREST EXPENSE. Net interest expense decreased to $1.6 million in fiscal year 1997 from $7.3 million in fiscal year 1996 primarily reflecting significantly reduced short-term borrowings and increased interest income on cash balances.

     INCOME TAXES. In fiscal year 1997, the effective tax rate decreased slightly to 34.6% from 36.0% in fiscal year 1996, primarily as a result of the granting of a tax holiday for our Malaysian operations.

QUARTERLY RESULTS

     The following table sets forth certain unaudited quarterly financial information for the 1997 and 1998 fiscal years and the first quarter of fiscal year 1999. The information presented has been derived from unaudited consolidated financial statements that in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments and a charge related to the HP Acquisition), necessary for fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of results for any future period.

                                            FISCAL 1997                                 FISCAL 1998                   FISCAL 1999
                             -----------------------------------------   -----------------------------------------    -----------
                             NOV. 30,   FEB. 28,   MAY 31,    AUG. 31,   NOV. 30,   FEB. 28,   MAY 31,    AUG. 31,     NOV. 30,
                               1996       1997       1997       1997       1997       1998       1998       1998         1998
                             --------   --------   --------   --------   --------   --------   --------   --------    -----------
                                                          (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Net revenue................  $203,070   $222,187   $247,637   $305,208   $319,512   $330,688   $309,599   $317,575     $447,941
Cost of revenue............   179,978    195,711    215,603    265,953    278,167    286,628    269,826    281,026      397,366
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Gross profit...............    23,092     26,476     32,034     39,255     41,345     44,060     39,773     36,549       50,575
Selling, general and
  administrative...........     7,727      7,918      9,252     10,989     11,077     12,858     12,941     15,138       18,318
Research and development...       705        804        723        885        912        879      1,065        928        1,066
Acquisition-related
  charge(1)................        --         --         --         --         --         --         --     20,825           --
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Operating income (loss)....    14,660     17,754     22,059     27,381     29,356     30,323     25,767       (342)(1)    31,191
Interest expense, net......       658        389        406        159        713      1,134        722        555        1,520
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Income (loss) before income
  taxes....................    14,002     17,365     21,653     27,222     28,643     29,189     25,045       (897)      29,671
Income tax expense
  (benefit)................     5,174      6,306      7,081      9,184      9,572      9,050      7,764     (1,339)      10,385
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Net income.................  $  8,828   $ 11,059   $ 14,572   $ 18,038   $ 19,071   $ 20,139   $ 17,281   $    442(1)  $ 19,286
                             ========   ========   ========   ========   ========   ========   ========   ========     ========
Basic earnings per
  share(2).................  $   0.12   $   0.15   $   0.20   $   0.24   $   0.26   $   0.27   $   0.23   $   0.01     $   0.26
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Diluted earnings per
  share(2).................  $   0.12   $   0.14   $   0.19   $   0.23   $   0.25   $   0.26   $   0.22   $   0.01(1)  $   0.25
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Common shares used in the
  calculations of basic
  earnings per share(2)....    71,338     72,362     73,007     73,688     74,038     74,161     74,333     74,466       74,565
                             --------   --------   --------   --------   --------   --------   --------   --------     --------
Common and common
  equivalent shares used in
  the calculations of
  diluted earnings per
  share(2).................    75,769     76,654     76,783     77,521     77,350     77,128     77,231     76,893       77,654
                             --------   --------   --------   --------   --------   --------   --------   --------     --------

     The following table sets forth, for the periods indicated, certain financial information stated as a percentage of net revenue:

                                              FISCAL 1997                                FISCAL 1998                  FISCAL 1999
                                ----------------------------------------   ----------------------------------------   -----------
                                NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,   NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,    NOV. 30,
                                  1996       1997      1997       1997       1997       1998      1998       1998        1998
                                --------   --------   -------   --------   --------   --------   -------   --------   -----------
Net revenue...................   100.0%     100.0%     100.0%    100.0%     100.0%     100.0%     100.0%    100.0%       100.0%
Cost of revenue...............    88.6       88.1       87.1      87.1       87.1       86.7       87.2      88.5         88.7
                                 -----      -----      -----     -----      -----      -----      -----     -----        -----
Gross profit..................    11.4       11.9       12.9      12.9       12.9       13.3       12.8      11.5         11.3
Selling, general and
  administrative..............     3.8        3.6        3.7       3.6        3.5        3.9        4.2       4.8          4.1
Research and development......     0.3        0.4        0.3       0.3        0.3        0.3        0.3       0.3          0.2
Acquisition related charge....      --         --         --        --         --         --         --       6.6           --
                                 -----      -----      -----     -----      -----      -----      -----     -----        -----
Operating income (loss).......     7.2%       8.0%       8.9%      9.0%       9.2%       9.2%       8.3%     (0.1)%(1)      7.0%
Interest expense, net.........     0.3        0.2        0.2       0.1        0.2        0.3        0.2       0.2          0.3
                                 -----      -----      -----     -----      -----      -----      -----     -----        -----
Income (loss) before income
  taxes.......................     6.9        7.8        8.7       8.9        9.0        8.8        8.1      (0.3)         6.6
Income tax expense
  (benefit)...................     2.5        2.8        2.9       3.0        3.0        2.7        2.5      (0.4)         2.3
                                 -----      -----      -----     -----      -----      -----      -----     -----        -----
Net income....................     4.3%       5.0%       5.9%      5.9%       6.0%       6.1%       5.6%      0.1%(1)      4.3%
                                 =====      =====      =====     =====      =====      =====      =====     =====        =====

-------------------------

(1) In connection with the HP Acquisition, we recorded an acquisition-related charge of $20.8 million ($12.9 million after-tax). Operating income excluding this charge was $20.5 million (6.5% of net revenue). Net income excluding this charge was $13.4 million (4.2% of net revenue), and dilutive earnings per share was $0.17.
(2) Gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     During fiscal years 1996 and 1997, we primarily funded operations through borrowings under credit facilities with several banks, a public offering of our common stock in fiscal year 1996, and a private placement of debt in fiscal year 1996. During fiscal year 1998, we experienced continued growth in net revenue and an increase in net cash provided by operating activities. Cash and cash equivalents decreased from $45.5 million at the 1997 fiscal year end to $23.1 million at the 1998 fiscal year end, as a result of cash generated from operations partially offsetting cash used in the acquisition of property, plant and equipment, along with the HP Acquisition. At November 30, 1998, our principal sources of liquidity consisted of cash and available borrowings under our credit facilities.

     Net cash provided by operating activities for the first quarter of fiscal year 1999 was $23.2 million. This consisted primarily of $19.3 million of net income, $11.5 million of depreciation and amortization, $54.5 million of increases in accounts receivable, $23.2 million of increases in inventories, and $69.2 million of increases in accounts payable and accrued expenses.

     Net cash used in investing activities of $33.8 million for the first quarter of fiscal year 1999 was a result of our capital expenditures for equipment worldwide in order to support increased activities.

     Net cash provided by operating activities for fiscal year 1998 was $98.4 million. This consisted primarily of $56.9 million of net income, $35.7 million of depreciation and amortization, decreases of $10.6 million of inventories and $4.9 million of other assets, and increases of $5.0 million in accounts payable and accrued expenses, offset by $5.4 million of increases in deferred taxes and $9.3 million in increases in accounts receivable.

     Net cash used in investing activities of $162.1 million for fiscal year 1998 was primarily a result of our capital expenditures for equipment and facilities in the United States, Malaysia, Mexico and Scotland to support increased manufacturing activities. Additionally, the cash portion of the HP Acquisition purchase price was $65.0 million.

     Net cash provided by financing activities of $41.3 million for fiscal year 1998 resulted primarily from $40.0 million from our Revolver in August 1998 to finance the HP Acquisition. Under the terms of the Revolver, borrowings can be made under either floating rate loans or Eurodollar rate loans. We pay interest on outstanding borrowings at interest rates that fluctuate based upon changes in various base interest rates. At January 29, 1999, the effective interest rate was 5.69%. We pay a commitment fee on the unused portion of the Revolver at 0.20% to 0.25% depending on our funded debt to total capitalization ratios. We have pledged our interest in certain shares of three of our subsidiaries in connection with the Revolver. The Revolver expires on August 3, 2001 and outstanding borrowings are then due and payable.

     Over the past several years, we have experienced significant growth. As a result, we have used cash to finance increases in our inventory and accounts receivable. In the event that we experience similar growth in the future, we may need to finance such growth and any corresponding working capital needs with additional borrowings under the Revolver, as well as additional public and private offerings of our debt and equity. See Notes 4 and 6 of Notes to Consolidated Financial Statements.

     We believe that during fiscal year 1999, our capital expenditures will exceed $100.0 million, principally for machinery, equipment, facilities and related expenses. We believe that our level of resources, which include the proceeds from the Offerings, together with current cash balances, available borrowings, and funds provided by operations, will be more than adequate to fund these capital expenditure and working capital requirements for fiscal year 1999. See "Use of Proceeds."

NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement 131 establishes standards for related disclosures about the products and services, geographic areas, and major customers of an enterprise. The Company will be required to adopt this Statement in its 1999 annual consolidated financial statements. As this Statement addresses reporting and disclosure issues only, there will be no impact on earnings from its adoption.

     Statement 133 -- Accounting for Derivative Instruments and Hedging Activities. Statement 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is currently evaluating this Statement and has yet to form an opinion on whether its adoption will have any significant impact on the Company's consolidated financial statements. The Company will be required to implement Statement 133 for its fiscal year ending August 31, 2000.

     Statement of Position 98-5 Reporting on the Costs of Start Up Activities. SOP 98-5 establishes standards on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has historically made a practice of expensing costs related to both the establishment of "greenfield" manufacturing facilities and the set-up of production lines as such costs are incurred, it does not anticipate that the adoption of SOP 98-5 will have any material impact on its consolidated financial statements.

YEAR 2000

     We are actively taking steps to ensure that our global information technology infrastructure and business system applications, manufacturing equipment and systems will be Year 2000 compliant. A global team, overseen by a corporate officer, has been formed and has implemented a proactive multi-phase approach, which includes assessing the scope of work, prioritizing, certifying compliance, and testing compliance.

     As of December 31, 1998, approximately 85.0% of our equipment and systems were certified as Year 2000 compliant. The remaining 15.0% are expected to be certified as compliant by the middle of calendar year 1999. When Year 2000 compliance certification is complete, we will begin Year 2000 compliance testing and verification which we expect to complete by the fourth quarter of calendar year 1999.

     We are also seeking adequate assessments of Year 2000 compliance from our suppliers, customers, and other third parties with whom we conduct business. The initial phase of the assessment was completed on December 31, 1998. In early calendar year 1999, we will begin validating such third parties' Year 2000 representations where deemed appropriate, and will develop sourcing contingency plans in areas where we determine that these third parties' readiness is insufficient.

     We estimate that we will spend an additional $2.5 million to complete our Year 2000 compliance certification, testing and verification program. We are unable to fully determine the effect of a failure of our own systems or those of any third party with whom we conduct business, but any significant failures could have a material adverse effect on our financial position, results of operations and cash flows. See "Risk Factors -- We May Experience Year 2000 Risks."

                                    BUSINESS

GENERAL

     We are one of the leading worldwide independent providers of electronic manufacturing services ("EMS"). We design and manufacture electronic circuit board assemblies and systems for major original equipment manufacturers ("OEMs") in the communications, computer peripherals, personal computer, and automotive and consumer products industries. We serve our OEM customers with dedicated work cell business units that combine our high volume, highly automated continuous flow manufacturing approach with advanced electronic design and design for manufacturability technologies. Our customers currently include industry leaders such as Cisco Systems, Inc., Gateway 2000, Inc., Hewlett-Packard Company, Johnson Controls, Inc. and Quantum Corporation.

     We offer our customers complete turnkey EMS solutions that integrate advanced electronic design, high-volume, highly automated manufacturing and direct order fulfillment. Our turnkey approach, coupled with our advanced manufacturing technologies, provides our customers with reduced product cost, accelerated time-to-market and time-to-volume production, improved inventory management and purchasing power, and reduced capital investment in manufacturing.

     We serve our customers' needs for manufacturing global products through a strategy of locating production facilities in the world's major electronics markets. We currently conduct our operations in 11 facilities that are located in four regions of the United States, and in Italy, Malaysia, Mexico and Scotland. Parallel global production provides our customers with the benefits of improved supply-chain management, reduced inventory obsolescence, lowered transportation costs and reduced product fulfillment time.

EMS INDUSTRY BACKGROUND

     The EMS industry is comprised of companies that provide a range of manufacturing services for OEMs in the electronics industry. The EMS industry has experienced rapid growth over the past several years as an increasing number of OEMs have chosen an external manufacturing strategy. Industry sources estimate that the EMS industry has grown at an average annual rate of 25.0% from 1988 to 1997, while the leading EMS providers have grown at a faster rate over this same period. This growth has been impacted by OEMs divesting of internal manufacturing capacity. Factors driving OEMs to favor outsourcing to EMS providers include:

          - REDUCED PRODUCT COST. EMS providers are able to manufacture products at a reduced total cost to OEMs. These cost advantages result from higher utilization of capacity because of diversified product demand and, typically, a higher sensitivity to elements of cost.

          - ACCELERATED PRODUCT TIME-TO-MARKET AND TIME-TO-VOLUME. EMS providers are able to deliver accelerated production start-ups and achieve high efficiencies in transferring new products into production. EMS providers are also able to rapidly scale production for changing markets and to position themselves in global locations that serve the leading world markets. With increasingly shorter product life cycles, these key services allow new products to be sold in the marketplace in an accelerated time frame.

          - ACCESS TO ADVANCED TECHNOLOGIES. Customers of EMS providers gain access to advanced technologies in manufacturing processes, as well as product and production design. Product and production design services may offer customers significant improvements in the performance, cost, time-to-market and manufacturability of their products.

          - IMPROVED INVENTORY MANAGEMENT AND PURCHASING POWER. EMS providers are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing due to the scale of the operations and continuous interaction with the materials marketplace.

          - REDUCED CAPITAL INVESTMENT IN MANUFACTURING. OEMs are increasingly seeking to lower their investment in inventory, facilities and equipment used in manufacturing in order to allocate capital to other activities such as sales and marketing, and research and development. This shift in capital deployment has placed a greater emphasis on outsourcing to external manufacturing specialists.

OUR STRATEGY

     We are focused on expanding our position as one of the leading global providers of electronic manufacturing services to major OEMs. To achieve this objective, we will continue implementing the following strategies:

          - MAINTAIN AND ESTABLISH LONG-TERM CUSTOMER RELATIONSHIPS. Our core strategy is to maintain and establish long-term relationships with leading electronics companies in expanding industries with the size and growth characteristics that can benefit from highly automated, continuous flow and global manufacturing. Historically, we have derived a majority of our growth from existing customers. We focus on maintaining long-term relationships with our customers and seek to expand such relationships to include additional product lines and services. In addition, we have a focused effort to identify and develop relationships with new customers who meet our profile.

          - UTILIZE WORK CELL BUSINESS UNITS. Each of our work cell business units is dedicated to one customer, and operates with a high level of autonomy, utilizing dedicated production equipment, production workers, supervisors, buyers, planners and engineers. We believe our work cell business units promote increased responsiveness to our customers' needs, particularly as a customer relationship grows to multiple production locations.

          - EXPAND PARALLEL GLOBAL PRODUCTION. Our ability to produce the same product on a global scale is a significant requirement of our customers. We believe that parallel global production is a key strategy to reduce obsolescence risk and secure the lowest landed costs while simultaneously supplying products of equivalent or comparable quality throughout the world. Consistent with this strategy, we have expanded our existing Malaysian facility, commenced expansion of our Mexican facility and, as part of the HP Acquisition, acquired manufacturing operations in Bergamo, Italy and Boise, Idaho.

          - OFFER SYSTEMS ASSEMBLY AND DIRECT ORDER FULFILLMENT. Our systems assembly and direct order fulfillment services allow our customers to reduce product cost and risk of product obsolescence by reducing total work-in-process and finished goods inventory. We offer these services at all of our manufacturing locations.

          - PURSUE SELECTIVE ACQUISITION OPPORTUNITIES. An increasing number of OEMs are divesting internal manufacturing operations to EMS providers. In many of these situations, the OEM enters into a customer relationship with the EMS provider. Our acquisition strategy is focused on obtaining from OEMs manufacturing operations with consistent growth and experienced management teams, and opportunities for long-term outsourcing relationships.

OUR MANUFACTURING SERVICES

  OUR APPROACH TO MANUFACTURING

     In order to achieve high levels of manufacturing performance, we have adopted the following approach:

          - WORK CELL BUSINESS UNITS. Each of our work cell business units is dedicated to one customer and is empowered to formulate strategies tailored to its customer's needs. Each work cell business unit has dedicated production lines consisting of equipment, production workers, supervisors and engineers. Work cell business units have direct responsibility for manufacturing results and time-to-volume production, promoting a sense of individual commitment and ownership. The work cell business unit approach enables us to grow incrementally without disrupting the production of other work cell business units.

          - BUSINESS UNIT MANAGEMENT. Our Business Unit Managers coordinate all financial, manufacturing and engineering commitments for each of our customers at a particular manufacturing facility. Our Business Unit Directors oversee local Business Unit Managers and coordinate on a worldwide basis all financial, manufacturing and engineering commitments for each of our customers that have both domestic and global production requirements. Jabil's Business Unit Management has the authority to develop customer relationships, make design strategy decisions and production commitments, establish pricing and implement production and electronic design changes. Business Unit Managers and Directors are also responsible for assisting customers with strategic planning for future products, including developing cost and technology goals. These Managers and Directors operate autonomously, with responsibility for the development of customer relationships and direct profit and loss accountability for work cell business unit performance.

          - CONTINUOUS FLOW. We use a highly automated, "continuous flow" approach where different pieces of equipment are joined directly or by conveyor to create an in-line assembly process. This process is in contrast to a "batch" approach, where individual pieces of assembly equipment are operated as freestanding work-centers. The elimination of waiting time prior to sequential operations results in faster manufacturing which improves production efficiencies and quality control, and reduces inventory work-in-process. Continuous flow manufacturing provides significant cost reduction and quality improvement when applied to volume manufacturing.

          - COMPUTER INTEGRATION. We support all aspects of our manufacturing activities with advanced computerized control and monitoring systems. Component inspection and vendor qualities are monitored electronically in real-time. Materials planning, purchasing, stockroom and shop floor control systems are supported through a computerized Manufacturing Resource Planning system, providing customers with a continuous ability to monitor material availability and track work-in-process on a real-time basis. We are in the process of replacing our Manufacturing Resource Planning system with a new Enterprise Resource Planning system, which we believe is fully Year 2000 compatible. Manufacturing processes are supported by a real-time, computerized statistical process control system, whereby customers can remotely access our computer systems to monitor real-time yields, inventory positions, work-in-process status and vendor quality data. See "-- Technology."

          - SUPPLY CHAIN MANAGEMENT. We utilize an electronic commerce system/electronic data interchange ("EDI") with our customers and suppliers to implement a variety of supply chain management programs. Our customers utilize the EDI supply chain management to share demand and product forecasts and deliver purchase orders. We use the EDI system with our suppliers for just-in-time delivery, supplier-managed inventory and consigned supplier-managed inventory.

OUR DESIGN SERVICES

     We offer a full spectrum of value-added design services for products that we manufacture for our customers. We provide these services to enhance our relationships with current customers and to help develop relationships with new customers. During fiscal year 1998, approximately one-half of the products we shipped to our customers included Jabil designs. We offer the following design services:

     ELECTRONIC DESIGN. Our electronic design team provides electronic circuit design services including application specific integrated circuit ("ASIC") design and firmware development. These services have been used to develop a variety of circuit designs for cellular telephone accessories, notebook and personal computers, radio frequency products, video set-top boxes and automotive and consumer appliance controls.

     PRODUCTION DESIGN. Our production design team provides printed circuit board ("PCB") design and other related services. These services include PCB design services using advanced CAD/CAE tools, PCB design testing and verification services, and other consulting services which include generation of a bill of materials, approved vendor list and assembly equipment configuration for a particular PCB design. We believe that our production design services result in PCB designs that are optimized for manufacturability and cost and accelerate product time-to-market and time-to-volume production.

     INDUSTRIAL/MECHANICAL AND OTHER DESIGN SERVICES. Our industrial and mechanical design team often work with our customers to assist in designing the "look and feel" of the plastic and metal enclosures that house printed circuit board assemblies. In addition, from time to time we will procure additional design services from third parties to meet our customers' needs.

OUR SYSTEMS ASSEMBLY, TEST AND DIRECT ORDER FULFILLMENT SERVICES

     We offer systems assembly, test and direct order fulfillment services to our customers. Our systems assembly services extend our range of assembly activities to include assembly of higher level sub-systems and systems incorporating multiple printed circuit boards. We maintain significant systems assembly capacity to meet the increasing demands of our customers. In addition, we provide testing services, based on quality assurance programs developed with our customers, of the printed circuit boards, sub-systems and systems products that we manufacture. Our quality assurance programs include circuit testing under various environmental conditions to ensure that our products meet or exceed required customer specifications. We also offer direct order fulfillment services for delivery of final products we assemble for our customers.

TECHNOLOGY

     We believe that our manufacturing and testing technologies are among the most advanced in the industry. Through our research and development efforts, we intend to continue to offer our customers the most advanced high volume, continuous flow manufacturing process technologies. These technologies include surface mount technology, tape automated bonding, ball grid array, chip scale packages, flip chip/direct chip attach, thin substrate processes, reflow solder of mixed technology circuit boards and other testing and emerging interconnect technologies. In addition to our research and development activities, we are continuously making refinements to our existing manufacturing processes in connection with providing manufacturing services to our customers.

RESEARCH AND DEVELOPMENT

     To meet our customers' increasingly sophisticated needs, we continually engage in research and development activities. The development and refinement of new manufacturing processes are performed primarily at our advanced engineering facility in San Jose, California. From time to time, we perform research and development related to new products on a project-by-project basis. The research and development consists of design of the circuit board assembly, mechanical design and the related production design necessary to manufacture the circuit board assembly in the most cost-effective and reliable manner.

     For fiscal years 1996, 1997 and 1998, and the first quarter of fiscal year 1999, we expended $2.1 million, $3.1 million, $3.8 million and $1.1 million, respectively, on research and development activities. To date, substantially all of our research and development expenditures have related to internal research and development activities.

CUSTOMERS AND MARKETING

     Our core strategy is to maintain and establish long-term relationships with leading electronics companies in expanding industries with the size and growth characteristics that benefit from highly automated, continuous flow and global manufacturing. A small number of customers and industry segments have historically comprised a major portion of our net revenue. The table below sets forth the respective portion of net revenue for the applicable period attributable to our customers who accounted for more than 10.0% of net revenue in any respective period:

                                                          YEAR ENDED AUGUST 31,
                                                          ----------------------
                                                          1996     1997     1998
                                                          ----     ----     ----
Cisco Systems, Inc. ....................................  10.0%    20.0%    20.0%
3Com Corporation........................................  11.0     21.0     18.0
Hewlett-Packard Company.................................  20.0     15.0     10.0
Quantum Corporation.....................................  23.0     10.0        *
NEC Technologies, Inc. .................................  15.0        *        *

-------------------------

* Less than 10.0% of net revenues.

     Jabil's revenue was distributed over the following significant industry segments for the periods indicated:

                                                          YEAR ENDED AUGUST 31,
                                                          ----------------------
                                                          1996     1997     1998
                                                          ----     ----     ----
Communications..........................................  30.0%    51.0%    52.0%
Computer Peripherals....................................  25.0     16.0     19.0
Personal Computers......................................  36.0     21.0     16.0
Automotive and Other....................................   9.0     12.0     13.0

     As a result of the HP Acquisition, the percentage revenues related to Hewlett-Packard Company and computer peripherals increased in the first quarter of fiscal year 1999.

     In fiscal years 1996, 1997 and 1998, and the first quarter of fiscal year 1999, fewer than 20 customers accounted for all of our net revenue. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net revenue. As illustrated in the two tables above, the historic percentages of net revenue we have received from specific customers or industry segments have varied substantially from year to year. Accordingly, these historic percentages are not necessarily indicative of the percentage of net revenue that we may receive from any customer or industry segment in the future. In the past, some of our customers have terminated their manufacturing arrangements with us or have significantly reduced or delayed the volume of manufacturing services ordered from us. We cannot assure you that present or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us. If they do, it could have a material adverse effect on our results of operations. See "Risk Factors -- We Depend on a Limited Number of Customers" and Note 7 of Notes to Consolidated Financial Statements.

     Our principal source of new business is the expansion of existing customer relationships to include additional product lines and services, referrals and direct sales through our Business Unit Managers and executive staff. Our Business Unit Managers and Directors, supported by the executive staff, identify and attempt to develop relationships with new customers who meet our profile. This profile includes financial stability, need for technology-driven turnkey manufacturing, anticipated unit volume and long-term relationship stability. Unlike traditional sales managers, our Business Unit Managers and Directors are responsible for ongoing management of production for their customers.

INTERNATIONAL OPERATIONS

     A key element in our strategy is to provide localized production of global products produced for OEMs in the major consuming regions of North America, Europe and Asia. Consistent with this strategy, we have established manufacturing facilities in Italy, Malaysia, Mexico and Scotland.

     Our European facilities target existing European customers, North American customers having significant sales in Europe and potential European customers who meet our customer profile. In fiscal year 1998 we completed a new manufacturing facility in Scotland and acquired manufacturing operations in Bergamo, Italy as a result of the HP Acquisition.

     Our Asian facility, located in Penang, Malaysia, enables us to provide local manufacturing services to the Asian market in order to reduce costs, freight and duties, to provide a more competitive cost structure for these markets and to serve as a low cost manufacturing source for new and existing customers. In fiscal year 1998, we completed a new 150,000 square foot Malaysian facility to increase our capacity in this location.

     As an addition to our North American manufacturing facilities, we completed construction of a new manufacturing facility in Guadalajara, Mexico in fiscal year 1998 to provide a competitive cost structure with close proximity to the United States. In the first quarter of fiscal year 1999, we commenced expansion of this Mexican facility. See "Risk Factors -- Our International Operations May Be Subject to Certain Risks" and "Management's Discussion and Analysis of Financial Analysis of Financial Condition and Results of Operations."

COMPETITION

     The EMS industry is highly competitive. We compete against numerous domestic and foreign manufacturers, including SCI Systems, Inc., Solectron Corporation, Celestica, Inc., and Flextronics International. In addition, we may in the future encounter competition from other large electronic manufacturers that are selling, or may begin to sell, electronic manufacturing services. Most of our competitors have international operations and some have substantially greater manufacturing, financial, research and development and marketing resources than Jabil. We also face potential competition from the manufacturing operations of our current and potential customers, who are continually evaluating the merits of manufacturing products internally versus the advantages of outsourcing to us.

     We believe that the primary basis of competition in our targeted markets are capability, price, manufacturing quality, advanced manufacturing technology, design expertise, time-to-volume production, reliable delivery and regionally dispersed manufacturing. Management believes we currently compete favorably with respect to these factors. See "Risk Factors -- We are in a Highly Competitive Industry."

BACKLOG

     Our order backlog at August 31, 1998 was approximately $456.0 million, compared to backlog of $450.0 million at August 31, 1997. Although the backlog consists of firm purchase orders, the level of backlog at any particular time is not necessarily indicative of future sales. Given the nature of our relationships with our customers, we frequently allow our customers to cancel or reschedule deliveries, and therefore, backlog is not a meaningful indicator of future financial results. Although we may seek to negotiate fees to cover the costs of such cancellations or rescheduling, we may not be successful in doing so. See "Risk Factors -- The Volume and Timing of Customer Sales May Vary."

COMPONENTS PROCUREMENT

     We procure components from a broad group of suppliers, determined on an assembly-by-assembly basis. Almost all of the products we manufacture require one or more components that are ordered from only one source, and most assemblies require components that are available from only a single source. Some of these components are allocated in response to supply shortages. We attempt to ensure continuity of supply of these components. In cases where unanticipated customer demand or supply shortages occur, we attempt to arrange for alternative sources of supply, where available, or defer planned production to meet the anticipated availability of the critical component. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry wide shortages of electronic components, particularly of memory and logic devices. We cannot assure you that such shortfalls will not have a material adverse effect on our results of operations in the future. See "Risk Factors -- The Availability of the Manufacturing Components We Need May be Limited."

PROPRIETARY RIGHTS

     We regard our manufacturing processes and electronic designs as proprietary trade secrets and confidential information. To protect our proprietary rights, we rely largely upon a combination of trade secret laws; non-disclosure agreements with our customers, employees, and suppliers; our internal security systems; confidentiality procedures and employee confidentiality agreements. Although we take steps to protect our trade secrets, misappropriation may still occur.

     We currently have six patents and one patent application pending. However, we believe that the rapid pace of technological change makes patent protection less significant than such factors as the knowledge and experience of management and personnel and our ability to develop, enhance and market manufacturing services.

     We license some technology from third parties that we use in providing manufacturing services to our customers. We believe that such licenses are generally available on commercial terms from a number of licensors. Generally, the agreements governing such technology grant us non-exclusive, worldwide licenses with respect to the subject technology and terminate upon a material breach by us.

     We believe that our electronic designs and manufacturing processes do not infringe on the proprietary rights of third parties. However, if third parties assert valid infringement claims against us with respect to past, current or future designs or processes, we could be required to enter into an expensive royalty arrangement, develop non-infringing designs or processes, or engage in costly litigation.

EMPLOYEES

     As of December 31, 1998, we had 6,313 full-time employees, compared to 4,429 full-time employees at December 31, 1997. Approximately 600 employees joined us as a result of the HP Acquisition in August 1998. We believe our employee relations are good.

FACILITIES

     We have manufacturing facilities located in the United States, Scotland, Malaysia, Mexico and Italy. The following table sets forth our facilities:

                         YEAR                      APPROXIMATE
      LOCATION         COMMENCED   LEASED/OWNED   SQUARE FOOTAGE             DESCRIPTION(1)
      --------         ---------   ------------   --------------   ----------------------------------
St. Petersburg,          1988          Owned         110,000       High volume mfg., corporate office
  Florida
St. Petersburg,          1997          Owned         125,000       High volume mfg./design
  Florida
St. Petersburg,          1997         Leased          91,000       Systems assembly
  Florida
St. Petersburg,          1997         Leased          34,000       Operations
  Florida
St. Petersburg,          1998         Leased          12,000       Corporate office
  Florida
Auburn Hills,            1997         Leased          54,000       High volume mfg.
  Michigan
Auburn Hills,            1993          Owned         125,000       High volume mfg./design
  Michigan
Auburn Hills,            1993         Leased          30,000       Warehouse
  Michigan
San Jose, California     1998         Leased         181,000       R&D/prototype mfg./medium volume
                                                                   mfg.
Boise, Idaho             1998         Leased         129,000       High volume mfg.
Penang, Malaysia         1997          Owned         150,000       High volume mfg.
Guadalajara, Mexico      1997          Owned         150,000       High volume mfg.
Livingston, Scotland     1997          Owned         130,000       High volume mfg.
Bergamo, Italy           1998         Leased         102,000       High volume mfg.

-------------------------

(1) Our manufacturing facilities in Florida, Malaysia, Mexico and Scotland are ISO-9002 certified, and our manufacturing facilities in Michigan are ISO-9001 certified.

LEGAL PROCEEDINGS

     We are party to certain lawsuits in the ordinary course of business. We do not believe that these proceedings individually or in the aggregate, will have a material adverse effect on our financial position, results of operations and cash flows.

                            MANAGEMENT AND DIRECTORS

     The following table sets forth certain information regarding each of our directors and executive officers:

NAME                                  AGE           POSITION AND OFFICES
----                                  ---           --------------------
William D. Morean...................  43    Chairman of the Board of Directors
                                            and Chief Executive Officer
Thomas A. Sansone...................  49    Vice Chairman of the Board of
                                            Directors
Ronald J. Rapp......................  46    Vice President, Operational
                                            Development and Director
Mel S. Lavitt(1)....................  61    Director
Lawrence J. Murphy(1)...............  56    Director
Frank A. Newman(2)(3)...............  50    Director
Steven A. Raymund(2)(3).............  43    Director
Timothy L. Main.....................  41    President
Chris Lewis.........................  38    Chief Financial Officer
Robert L. Paver.....................  42    General Counsel and Secretary
Mark Mondello.......................  34    Senior Vice President, Business
                                            Development
Wesley B. Edwards...................  46    Senior Vice President, Operations
Paul H. Bittner.....................  54    Vice President, Advanced Engineering
Randon A. Haight....................  48    Vice President, Business Development
Beth A. Walters.....................  39    Vice President, Communications
Scott D. Brown......................  36    Vice President, Corporate
                                            Development
Jeffrey J. Lumetta..................  35    Vice President, Design Services
Michael F. Ward.....................  47    Vice President, Information
                                            Technology
Roland J. Burke.....................  57    Vice President, Materials
William E. Peters...................  35    Vice President, Operations
David S. Ebeling....................  57    Vice President, Procurement
Frank Krajcirovic...................  50    Vice President, Quality Control
Forbes I.J. Alexander...............  38    Treasurer

-------------------------

(1) Member of the Audit Committee.
(2) Member of the Stock Option Committee.
(3) Member of the Compensation Committee.

     WILLIAM D. MOREAN. Mr. Morean has served as Chief Executive Officer and Chairman of the Board since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Prior to serving as Chief Executive Officer and Chairman of the Board, Mr. Morean served as President and Vice President and held various operating positions with Jabil.

     THOMAS A. SANSONE. Mr. Sansone has served as Vice Chairman of the Board since January 1999, and as a director since 1983. Mr. Sansone joined Jabil in 1983 as Vice President and served as President of Jabil from 1988 to January 1999. Prior to joining us, Mr. Sansone was a practicing attorney.

     RONALD J. RAPP. Mr. Rapp has served as Vice President, Operational Development since January 1999 and as a director since September 1988. Mr. Rapp joined Jabil in 1983 as Controller, was promoted to Treasurer in 1984, Chief Financial Officer in 1988, and Executive Vice President of Operations in October 1996. Prior to joining us, Mr. Rapp was the Corporate Controller for Van Pelt Corporation, a wholesale distributor of steel tubing products. Before joining Van Pelt, Mr. Rapp was a certified public accountant with the accounting firm of Ernst & Ernst.

     MEL S. LAVITT. Mr. Lavitt has served as a director of Jabil since September 1991. Mr. Lavitt has been a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since August 1992. From June 1987 until August 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc.

     LAWRENCE J. MURPHY. Mr. Murphy has served as a director of Jabil since September 1989. Since September 1997, Mr. Murphy has also served as an independent consultant to Jabil. From March 1992 until September 1997, Mr. Murphy served as a director of Core Industries, Inc., a diversified conglomerate, where he held various executive level positions since 1981, including the position of Executive Vice President and Secretary from September 1990 to September 1997. Prior to joining Core Industries, Inc., Mr. Murphy was a practicing attorney at the law firm of Basey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche.

     FRANK A. NEWMAN. Mr. Newman has served as a director of Jabil since January 1998. Mr. Newman joined Eckerd Corporation, a drug store chain, in June 1993 as President and Chief Operating Officer, was appointed as President and Chief Executive Officer in February 1996 and assumed the additional position of Chairman of the Board in February 1997. From January 1986 until May 1993, Mr. Newman was the President and Chief Executive Officer of F&M Distributors, Inc. Mr. Newman currently is also a director of JoAnn Stores, Inc., Eckerd Corporation and AmSouth Bancorporation.

     STEVEN A. RAYMUND. Mr. Raymund has served as a director of Jabil since January 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Since 1991, Mr. Raymund has also served as Chairman of the Board of Tech Data Corporation.

     TIMOTHY L. MAIN. Mr. Main was named President of Jabil in January 1999 after serving as Senior Vice President, Business Development since August 1996. He joined Jabil in April 1987 as a Production Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989 and to Vice President Business Development in May 1991. Prior to joining us, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main has earned a B.S. from Michigan State University and an MIM from the American Graduate School of International Management (Thunderbird).

     CHRIS LEWIS. Mr. Lewis joined Jabil as Treasurer in June 1995 and was promoted to Chief Financial Officer in August 1996. From July 1989 to May 1995, Mr. Lewis was U.S. Controller of Peek PLC, a high technology manufacturing group. Prior to July 1989, Mr. Lewis was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Lewis holds a B.A. in Business Administration from Wittenberg University in Springfield, Ohio.

     ROBERT L. PAVER. Mr. Paver joined Jabil as General Counsel in 1997. Prior to joining us, he was a practicing attorney with the law firm of Holland & Knight LLP in St. Petersburg, Florida from 1995 to 1997, and a sole practitioner in St. Petersburg from 1991 to 1995. Prior to 1991, Mr. Paver was with the law firm of Ciarciaglino, Paver and Coyle and its predecessors. He has served as an adjunct professor of law at Stetson University College of Law since 1985. Mr. Paver holds a B.A. from the University of Florida and a J.D. from Stetson University College of Law.

     MARK MONDELLO. Mr. Mondello was named Senior Vice President, Business Development in January 1999. He joined Jabil in 1992 as Production Line Supervisor and was promoted to Project Manager in 1993 and Vice President, Business Development in September 1997. Prior to joining us, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. Mr. Mondello holds a B.S. in Mechanical Engineering from the University of South Florida.

     WESLEY B. EDWARDS. Mr. Edwards was named Senior Vice President, Operations in August 1996 after serving as Vice President, Operations since May 1994. He joined Jabil as Manufacturing Manager of its Michigan facility in July 1988 and was promoted to Operations Manager of the Florida facility in July 1989. Mr. Edwards holds an M.B.A. from the University of Florida.

     PAUL H. BITTNER. Mr. Bittner has been Vice President, Advanced Engineering since January 1992. He joined Jabil in 1986 as Manufacturing Engineering Manager, was promoted to Director of Manufacturing Engineering in April 1987, and was promoted to Vice President, Manufacturing Engineering, in June 1988. Prior to joining Jabil, Bittner held various positions with United Technologies Automotive Electronic Group.

     RANDON A. HAIGHT. Mr. Haight has served as Vice President, Business Development Europe since May 1992. He joined Jabil as a Project Manager in July 1989. Prior to joining Jabil, Mr. Haight was the President of Cardinal Automotive, an automobile customizer from 1987 to July 1989. Before joining Cardinal Automotive, he was a group Manager at Terry Barr Sales, Inc., a manufacturing representative to the automotive industry. Mr. Haight holds a B.A. in Liberal Arts from Hillsdale College and an M.A. from Eastern Michigan University.

     BETH A. WALTERS. Ms. Walters was named Vice President, Communications in November 1998. She joined Jabil in 1992 as Marketing Communications Manager and was promoted to Director of Communications in 1994. Prior to joining us, Ms. Walters owned a marketing communications firm and served in a variety of public relations positions with advertising and public relations agencies. Ms. Walters holds a B.S. in Political Science from American University in Washington, DC and an M.A. in Political Science from the University of Hawaii.

     SCOTT D. BROWN. Mr. Brown was named Vice President, Corporate Development in September 1997. He joined Jabil as a Project Manager in November 1988 and served in that capacity through August 1997. Prior to joining us, he was a financial consultant with

Merrill Lynch in Bloomfield Hills, Michigan. Mr. Brown holds a B.S. in Economics from the University of Michigan.

     JEFFREY J. LUMETTA. Mr. Lumetta was named Vice President, Design Services in November 1996. He joined Jabil in 1986 as a Design Engineer, and was promoted to Manager, Design Engineering at the Florida facility in 1994. Mr. Lumetta holds a B.S. in Electrical Engineering from Michigan Technological University.

     MICHAEL F. WARD. Mr. Ward joined Jabil in 1993 as plant operations manager and helped establish our first international "greenfield" site in Livingston, Scotland. He was promoted to his current position of Vice President, Information Technology in May 1998. Prior to joining us, he held various positions at Seagate Technology, Honeywell and Burroughs Machines. Mr. Ward earned degrees in Electronic and Electrical Engineering and Mechanical Engineering from Bell College of Technology Hamilton, Scotland.

     ROLAND J. BURKE. Mr. Burke joined Jabil in 1995 as the Operations Manager, overseeing the Florida manufacturing facilities. He remained in this position until April 1998, when he was promoted to his current position of Vice President, Materials. Prior to joining us, he held executive positions at Conner Peripherals, Cipher Data, Archive Corp. and Irwin Magnetics from 1981 to 1994. Mr. Burke holds a Bachelor's degree from Oakland University in Rochester, Michigan.

     WILLIAM E. PETERS. Mr. Peters joined Jabil in 1990 and has served as Operations Manager, Purchasing Manager and Buyer. Prior to 1990, Mr. Peters worked for Electronic Data Systems as a financial analyst. Mr. Peters holds a B.A. in Economics from Michigan State University.

     DAVID S. EBELING. Mr. Ebeling joined Jabil as Vice President, Procurement in November 1992. Prior to joining us, he held the position of Director of Procurement, Quality & Traffic at NEC Technology, a manufacturer of personal computers, printers and monitors. Mr. Ebeling also held the position of Director of Materials at Eastman Kodak and held similar positions at Unisys, Wang Labs and Motorola. Mr. Ebeling holds a B.S. in Industrial Engineering from Northeastern University in Boston.

     FRANK KRAJCIROVIC. Mr. Krajcirovic has been Vice President, Quality Control since June 1988. He joined Jabil in 1982 as a Quality Engineer. Mr. Krajcirovic was promoted to Manager of Quality in 1983 and to Director of Quality in September 1987. Prior to joining us, he held various reliability engineering positions with Massey Ferguson, Inc., a farm equipment manufacturer and Fundimensions, Inc., Lionel Division, a toy manufacturer. Mr. Krajcirovic holds a B.S. in Electrical Engineering from the City of Brno College, Czechoslovakia.

     FORBES I.J. ALEXANDER. Mr. Alexander was named Treasurer in November 1996. He joined Jabil in 1993 as Controller of our Scottish operation and was promoted to Assistant Treasurer in April 1996. Prior to joining us, Mr. Alexander was Financial Controller of Tandy Electronics European Manufacturing Operations in Scotland and has held various positions with Hewlett Packard and Apollo Computer. He is a Chartered Management Accountant. Mr. Alexander holds a B.A. in Accounting from Dundee College of Technology, Scotland.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock by each selling stockholder at January 29, 1999, both before the Offerings and as adjusted to reflect the sale of shares of common stock in the Offerings. This table has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 18, 1999.

                                 SHARES OF                                       SHARES OF
                                COMMON STOCK                                   COMMON STOCK
                             BENEFICIALLY OWNED                             BENEFICIALLY OWNED
                        PRIOR TO THE OFFERINGS(1)(2)      NUMBER OF      AFTER THE OFFERINGS(1)(2)
                        ----------------------------       SHARES        -------------------------
                                        PERCENT OF       OFFERED BY                    PERCENT OF
                                       TOTAL SHARES        SELLING                    TOTAL SHARES
SELLING STOCKHOLDERS       NUMBER       OUTSTANDING    STOCKHOLDERS(1)     NUMBER     OUTSTANDING
--------------------    ------------   -------------   ---------------   ----------   ------------
William D. Morean(3)..   25,489,560        34.0%          4,000,000      21,489,560       26.2%
  c/o Jabil Circuit,
     Inc.
  10800 Roosevelt Blvd
  St. Petersburg,
     Florida 33716
Thomas A. Sansone(4)..    4,023,896         5.2%            500,000       3,523,896        4.2%
  c/o Jabil Circuit,
     Inc.
  10800 Roosevelt Blvd
  St. Petersburg,
     Florida 33716

(1) The numbers in the above table assume no exercise of the underwriters' over-allotment options. If the over-allotment options are exercised in full, William D. Morean will sell 4,600,000 shares and will beneficially own after the Offerings 20,889,560 shares or 25.5% of the total shares outstanding and Thomas A. Sansone will sell 575,000 shares and will beneficially own after the Offerings 3,448,896 shares or 4.1% of the total shares outstanding.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and includes voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise noted and except to the extent that authority is shared by spouses under applicable law, the nature of beneficial ownership is sole voting and/or investment power. Shares of our common stock not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of date of this prospectus are treated as outstanding only for purposes of determining the number and percent of outstanding shares of common stock owned by that person or group.

(3) Includes: 12,561,000 shares held by the William E. Morean Residual Trust (the "Trust"), as to which Mr. Morean and Ms. Audrey Petersen (Mr. Morean's mother) share voting and dispositive power as members of the Management Committee created under the Trust; Ms. Petersen is also a co-trustee of the Trust; (ii) 12,721,000 shares held of record by Cheyenne Holdings Limited Partnership ("Cheyenne"), a Nevada limited partnership, of which Morean Management Company is the sole general partner, as to which Mr. Morean has sole voting and dispositive power; (iii) 200,000 shares held of record by Eagle's Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power; and (iv) 7,560 shares subject to options. Of the 4,000,000 shares being sold in the Offerings, 1,000,000 shares are being sold by the Trust and 3,000,000 shares are being sold by Cheyenne.

(4) Includes (i) 1,080,000 shares held by TASAN Limited Partnership, a Nevada limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc.; (ii) 377,000 shares held by Life's Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power; and (iii) 2,566,896 shares subject to options. All of the 500,000 shares being sold in the Offerings are being sold by TASAN Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Once the Offerings made by this prospectus are complete, we will have 80,983,890 shares of common stock outstanding (81,883,890 shares if the underwriters' over-allotment options are exercised in full). Of these shares, 50,239,836 shares (51,139,836 shares if the underwriters' over-allotment options are exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons who are not "affiliates" of Jabil, as defined in the Securities Act. The remaining 30,558,982 shares of common stock outstanding will be "restricted securities" as defined by Rule 144.

     In general, under Rule 144, a person, or a group of persons if their shares are required to be aggregated, who for at least one year has beneficially owned shares of our common stock that have not been registered under the Securities Act or that were acquired from one of our "affiliates" as defined under the Securities Act is entitled to sell shares of common stock subject to certain limitations. The person or group may not sell within any three-month period a number of shares that is more than the greater of (1) one percent of the number of then outstanding shares of our common stock and (2) the average weekly reported trading volume during the four calendar weeks preceding the sale. The sales of the person or group under Rule 144 also are subject to notice requirements and to there being current information publicly available about Jabil. Also, these sales must be made in unsolicited brokers' transactions or to a market maker.

     A person, or a group of persons if their shares are required to be aggregated, who is not our "affiliate" during the three months preceding a sale and who had beneficially owned shares of our common stock for at least two years is entitled to sell those shares without regard to the volume, notice, information and manner of sale provisions of Rule 144.

     As of December 31, 1998, we had reserved an aggregate of 6,099,950 shares of our common stock for issuance upon the exercise of outstanding options granted to our employees and directors. Except for any shares held by persons that are our "affiliates" as defined under the Securities Act, shares issued upon exercise of these options are freely tradeable.

     We cannot predict the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the prevailing market price of our common stock. However, sales of significant amounts of our common stock, or the perception that significant sales of our common stock may occur, could adversely affect the prevailing market price of our common stock. Significant sales of shares of our common stock could also impair our ability to raise capital by issuing additional equity securities. See "Risk Factors -- We Have a Large Number of Outstanding Shares Eligible for Future Sale" and "-- Our Stock Price May be Volatile."

     In lock-up agreements entered into in connection with the Offerings, we and certain of our existing stockholders, executive officers and directors have agreed, for a lock-up period of 90 days after the date of this prospectus, not to make certain dispositions of any shares of our common stock. The stockholders, executive officers and directors who have executed these lock-up
agreements hold in aggregate approximately        million shares of our common
stock. The persons subject to these lock-up agreements have agreed, subject to certain exceptions, not to directly or indirectly:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right or warrant for the sale of, or otherwise dispose of or transfer, in any way, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition

     - file a registration statement under the Securities Act for the foregoing

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters.

     The restrictions of the lock-up agreements do not apply:

     - to the sale to the underwriters of the shares of common stock in these Offerings

     - to the issue of shares of common stock upon the exercise of outstanding stock options

     - to the issue of options pursuant to our stock option plans

                       CERTAIN UNITED STATES FEDERAL TAX
                  CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax considerations with respect to the ownership and disposition of common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder of common stock other than: (1) a citizen or resident of the United States; (2) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state; (3) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

     This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address all aspects of federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any aspects of state, local or non-United States taxes. Further, it does not consider non-U.S. holders subject to special tax treatment under the federal tax laws (including but not limited to banks and insurance companies, dealers in securities, traders in securities that elect mark-to-market accounting treatment and holders of common stock held as part of a "straddle," "hedge," or "conversion transaction"). Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of holding and disposing of shares of common stock.

DIVIDENDS

     In general, dividends paid to a non-U.S. holder will be subject to United States withholding tax at a 30.0% rate on the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are either
(1) effectively connected with a trade or business carried on by the non-U.S. holder within the United States or (2) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the non-U.S. holder (in which cases the dividends will be taxed on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States). Prospective investors should consult their tax advisors regarding the applicability to them of a relevant income tax treaty. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30.0% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits," subject to certain adjustments. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

     A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition (collectively, a "disposition") of such holder's shares of common stock unless:
(1) the gain either is effectively connected with a trade or business carried on by the non-U.S. holder within the United States or, if certain income tax treaties apply, is attributable to a permanent establishment in the United States maintained by the non-U.S. holder (and, in either case, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation); (2) the non-U.S. holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and certain other tests are met; (3) the non-U.S. holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or (4) Jabil is or has been a United States real property holding corporation for United States federal income tax purposes (which Jabil does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such non-U.S. holder's holding period for its common stock.

ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate treaty provides otherwise, and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

     Under the currently effective United States Treasury Department regulations, United States backup withholding tax (which generally is imposed at the rate of 31.0% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements generally will not apply to dividends paid on common stock to a non-U.S. holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of common stock to a non-U.S. holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

     Under the current regulations mentioned above, the payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalty of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of common stock paid to or through a non-U.S. office of a broker that is: (1) a United States person; (2) a "controlled foreign corporation" for United States federal income tax purposes; or (3) a foreign person 50.0% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and the broker has no actual knowledge to the contrary).

     Under new United States Treasury Department regulations generally effective for payments made after December 31, 1999, the payment of dividends or the payment of proceeds from the disposition of common stock to a non-U.S. holder to or through a broker having certain enumerated connections with the United States may be subject to information reporting and backup withholding at a rate of 31.0% unless such recipient provides to the payor certain documentation as to its status as a non-U.S. holder or otherwise establishes an exemption. Prospective investors should consult their tax advisors regarding the application of the new regulations to their particular circumstances.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., C.E. Unterberg, Towbin and Thomas Weisel Partners LLC are acting as representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among Jabil, the selling stockholders and the U.S. underwriters, and concurrently with the sale of 1,500,000 shares of common stock to certain international managers, Jabil and the selling stockholders have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Jabil and the selling stockholders, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
U.S. UNDERWRITER                                               SHARES
------------------------------------------------------------  ---------
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated..................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc....................................
C.E. Unterberg, Towbin......................................
Thomas Weisel Partners LLC..................................
                                                              ---------
              Total.........................................  9,000,000
                                                              =========

     Jabil and the selling stockholders have also entered into an international purchase agreement with certain international managers outside the United States and Canada for whom Merrill Lynch International, Donaldson, Lufkin & Jenrette International, Salomon Brothers International, C.E. Unterberg, Towbin and Thomas Weisel Partners LLC are acting as lead managers. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 9,000,000 shares of common stock to the U.S. underwriters pursuant to the U.S. purchase agreement, Jabil and the selling stockholders have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Jabil and the selling stockholders, an aggregate of 1,500,000 shares of common stock. The public offering price per share of common stock and the underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the commitments of non-defaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

     The U.S. representatives have advised Jabil and the selling stockholders that the U.S. underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess
of $          per share of common stock. The U.S. underwriters may allow, and such dealers may reallow, a discount not in excess of

$          per share of common stock on sales to certain other dealers. After
initially offering common stock to the public at $          per share, the
public offering price, concession and discount may be changed.

     Jabil and the selling stockholders have granted options to the U.S. underwriters, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 1,350,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the U.S. underwriters exercise these options, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table. Jabil and the selling stockholders also have granted options to the international managers, exercisable within 30 days after the date of this prospectus, to purchase up to aggregate of 225,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

     The following table shows (1) the per share and total public offering price, (2) the underwriting discount to be paid by Jabil and the selling stockholders to the U.S. underwriters and the international managers, (3) the proceeds before expenses to Jabil and (4) the proceeds to the selling stockholders. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                              PER SHARE   WITHOUT OPTION   WITH OPTION
                                              --------       --------       --------
Public Offering Price.......................  $              $              $
Underwriting Discount.......................  $              $              $
Proceeds, before expenses, to Jabil.........  $              $              $
Proceeds to the Selling Stockholders........  $              $              $

     The expenses of the Offerings (exclusive of the underwriting discount) are estimated at $750,000 and are payable by Jabil.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     Jabil, the selling stockholders, Jabil's executive officers and directors, and certain of Jabil's stockholders, have agreed, subject to certain exceptions, not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act of 1933 with respect to the foregoing or (2) enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of common stock or such other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner &

Smith Incorporated on behalf of the underwriters, for a period of 90 days after the date of this prospectus. See the "Shares Eligible for Future Sale" section of this prospectus.

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian person, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

     Jabil's common stock is listed on the New York Stock Exchange under the symbol "JBL."

     The U.S. underwriters and the international managers have informed Jabil that they do not intend to confirm sales of the common stock offered hereby to any accounts over which they exercise discretionary authority.

     Jabil and the selling stockholders have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments which the U.S. underwriters and the international managers may be required to make in respect thereof.

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase common stock of Jabil. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of the common stock of Jabil. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock of Jabil.

     If the underwriters create a short position in the common stock in connection with the Offerings, i.e, if they sell more shares of the common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing shares of the common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purposes of stabilization or to reduce a short position could cause the price of the security to be higher than it might have been in the absence of such purchases.

     None of Jabil, the selling stockholders or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, none of Jabil, the selling stockholders or any of the underwriters makes any representation that the U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     Mel S. Lavitt, a Director of Jabil, is a Managing Director of C.E. Unterberg, Towbin, one of the U.S. representatives of the U.S. underwriters and one of the lead managers of the international managers.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until we sell all of the securities.

     - Annual Report on Form 10-K for the year ended August 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 1998 Annual Meetings of Stockholders).

     - Quarterly Report on Form 10-Q for the quarter ended November 30, 1998.

     - The description of Jabil's common stock contained in Jabil's registration statement on Form 8-A dated March 3, 1993.

     On request we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to Jabil's principal executive offices, attention: Beth A. Walters, Vice President -- Communications, 10800 Roosevelt Boulevard, St. Petersburg, Florida 33716, telephone number (727) 577-9749.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the SEC, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     - From the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     - From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Some locations may charge prescribed or modest fees for copies.

     We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. This additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for Jabil and the selling stockholders by Holland & Knight LLP, Tampa, Florida. Certain legal matters related to the Offerings will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Jabil Circuit, Inc. as of August 31, 1997 and 1998, and for each of the years in the three-year period ended August 31, 1998, have been included herein and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets -- August 31, 1997 and 1998...   F-3
  Consolidated Statements of Operations -- Years ended
     August 31, 1996, 1997, and 1998........................   F-4
  Consolidated Statements of Stockholders' Equity -- Years
     ended August 31, 1996, 1997, and 1998..................   F-5
  Consolidated Statements of Cash Flows -- Years ended
     August 31, 1996, 1997, and 1998........................   F-6
  Notes to Consolidated Financial Statements................   F-7
Unaudited Interim Consolidated Financial Statements:
  Consolidated Balance Sheets -- August 31, 1998 and
     November 30, 1998......................................  F-23
  Consolidated Statements of Operations -- Three Months
     ended November 30, 1997 and 1998.......................  F-24
  Consolidated Statements of Cash Flows -- Three Months
     ended November 30, 1997 and 1998.......................  F-25
  Notes to Unaudited Interim Consolidated Financial
     Statements.............................................  F-26
Schedule of Valuation and Qualifying Accounts...............  F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
JABIL CIRCUIT, INC:

     We have audited the accompanying consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jabil Circuit, Inc. and subsidiaries as of August 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Petersburg, Florida
October 6, 1998, except as to Note 10 which is as of December 7, 1998, and the second paragraph of Note 1(m) which is as of January 28, 1999.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                               AUGUST 31,
                                                         ----------------------
                                                           1997          1998
                                                         --------      --------
                                    ASSETS
Current assets:
  Cash and cash equivalents............................  $ 45,457      $ 23,139
  Accounts receivable, less allowance for doubtful
     accounts of $2,690 in 1997 and $3,079 in 1998
     (note 7)..........................................   116,987       126,276
  Inventories (note 2).................................    96,187       123,097
  Prepaid expenses and other current assets............       776         1,772
  Deferred income taxes (note 5).......................     6,591        16,095
                                                         --------      --------
          Total current assets.........................   265,998       290,379
Property, plant and equipment, net (note 3)............   139,520       224,680
Other assets...........................................       385        11,644
                                                         --------      --------
                                                         $405,903      $526,703
                                                         ========      ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 4)......  $  2,475      $  8,333
  Accounts payable.....................................   125,741       132,601
  Accrued expenses.....................................    34,248        40,460
  Income taxes payable.................................     6,186         5,325
                                                         --------      --------
          Total current liabilities....................   168,650       186,719
Note payable and long-term debt, less current
  installments (note 4)................................    50,000        81,667
Deferred income taxes (note 5).........................     3,663         7,724
Deferred grant revenue.................................     2,105         2,227
                                                         --------      --------
          Total liabilities............................   224,418       278,337
                                                         --------      --------
Stockholders' equity (notes 1 and 6):
  Preferred stock, $.001 par value, authorized
     1,000,000 shares; no shares issued and
     outstanding.......................................        --            --
  Common stock, $.001 par value, authorized 120,000,000
     shares; issued and outstanding, 74,000,184 shares
     in 1997, and 74,536,850 in 1998...................        74            75
  Additional paid-in capital...........................    61,595        71,542
  Retained earnings....................................   119,816       176,749
                                                         --------      --------
     Net stockholders' equity..........................   181,485       248,366
                                                         --------      --------
Commitments and contingencies (note 9).................
                                                         --------      --------
                                                         $405,903      $526,703
                                                         ========      ========

See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                    YEARS ENDED AUGUST 31,
                                              ----------------------------------
                                                1996        1997         1998
                                              --------    --------    ----------
Net revenue (note 7)........................  $863,285    $978,102    $1,277,374
Cost of revenue.............................   790,311     857,245     1,115,647
                                              --------    --------    ----------
Gross profit................................    72,974     120,857       161,727
Operating expenses:
Selling, general and administrative.........    25,456      35,886        52,014
Research and development....................     2,112       3,117         3,784
Acquisition-related charge (note 10)........        --          --        20,825
                                              --------    --------    ----------
Operating income............................    45,406      81,854        85,104
Interest expense, net.......................     7,333       1,612         3,124
                                              --------    --------    ----------
Income before income taxes..................    38,073      80,242        81,980
Income taxes (note 5).......................    13,724      27,745        25,047
                                              --------    --------    ----------
Net income..................................  $ 24,349    $ 52,497    $   56,933
                                              ========    ========    ==========
Basic earnings per share....................  $   0.35    $   0.72    $     0.77
                                              ========    ========    ==========
Diluted earnings per share..................  $   0.34    $   0.68    $     0.74
                                              ========    ========    ==========
Common shares used in the calculations of
  basic earnings per share..................    68,916      72,599        74,249
                                              ========    ========    ==========
Common and common equivalent shares used in
  the calculations of diluted earnings per
  share.....................................    72,668      76,680        77,151
                                              ========    ========    ==========

See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                              UNEARNED
                               COMMON STOCK                                 COMPENSATION
                          -----------------------   ADDITIONAL               FROM GRANT         NET
                            SHARES                   PAID-IN     RETAINED     OF STOCK     STOCKHOLDERS'
                          OUTSTANDING   PAR VALUE    CAPITAL     EARNINGS      OPTION         EQUITY
                          -----------   ---------   ----------   --------   ------------   -------------
Balance at August 31,
  1995..................  59,099,628       $59       $16,674     $ 42,970      $(108)        $ 59,595
Exercise of stock
  options...............     259,600        --           268           --         --              268
Public offering.........  11,500,000        12        39,140           --         --           39,152
Amortization of unearned
  compensation..........          --        --            --           --         81               81
Shares issued under
  Employee Stock
  Purchase Plan.........     333,664        --           678           --         --              678
Tax benefit of options
  exercised.............          --        --           111           --         --              111
Net income..............          --        --            --       24,349         --           24,349
                          ----------       ---       -------     --------      -----         --------
Balance at August 31,
  1996..................  71,192,892       $71       $56,871     $ 67,319      $ (27)        $124,234
Exercise of stock
  options...............   2,530,020         3         2,384           --         --            2,387
Amortization of unearned
  compensation..........          --        --            --           --         27               27
Shares issued under
  Employee Stock
  Purchase Plan.........     277,272        --         1,237           --         --            1,237
Tax benefit of options
  exercised.............          --        --         1,103           --         --            1,103
Net income..............          --        --            --       52,497         --           52,497
                          ----------       ---       -------     --------      -----         --------
Balance at August 31,
  1997..................  74,000,184       $74       $61,595     $119,816      $  --         $181,485
Exercise of stock
  options...............     384,780         1           513           --         --              514
Shares issued under
  Employee Stock
  Purchase Plan.........     151,886        --         2,320           --         --            2,320
Tax benefit of options
  exercised.............          --        --         7,114           --         --            7,114
Net income..............          --        --            --       56,933         --           56,933
                          ----------       ---       -------     --------      -----         --------
Balance at August 31,
  1998..................  74,536,850       $75       $71,542     $176,749      $  --         $248,366
                          ==========       ===       =======     ========      =====         ========

See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     YEARS ENDED AUGUST 31,
                                                 -------------------------------
                                                  1996       1997        1998
                                                 -------    -------    ---------
Cash flows from operating activities:
  Net income...................................  $24,349    $52,497    $  56,933
  Adjustments to reconcile net income to net
     cash provided by operating activities:
  Depreciation and amortization................   18,210     24,924       35,702
  Recognition of grant revenue.................   (2,073)    (1,705)        (827)
  Deferred income taxes........................   (2,876)    (1,840)      (5,443)
  Loss (gain) on sale of property..............      168       (275)         160
  Acquisition related in-process research and
     development charge........................       --         --        6,500
  Change in operating assets and liabilities,
     exclusive of net assets acquired:
     Accounts receivable.......................   28,828    (32,148)      (9,289)
     Inventories...............................   26,789    (31,318)      10,566
     Prepaid expenses and other current
       assets..................................      361       (436)       2,776
     Other assets..............................   (1,241)     1,513       (2,828)
     Accounts payable and accrued expenses.....     (584)    56,838        5,059
     Income taxes payable......................    8,133      1,310         (861)
                                                 -------    -------    ---------
     Net cash provided by operating
       activities..............................  100,064     69,360       98,448
                                                 -------    -------    ---------
Cash flows from investing activities:
  Net cash paid for net assets acquired........       --         --      (64,990)
  Acquisition of property, plant and
     equipment.................................  (27,252)   (93,805)     (99,782)
  Proceeds from sale of property and
     equipment.................................      358        368        2,698
                                                 -------    -------    ---------
     Net cash used in investing activities.....  (26,894)   (93,437)    (162,074)
                                                 -------    -------    ---------
Cash flows from financing activities:
  Increase (decrease) in note payable to
     bank......................................  (73,000)        --       40,000
  Proceeds from long-term debt.................   57,994         --           --
  Payments of long-term debt and capital lease
     obligations...............................  (33,234)    (8,347)      (2,475)
  Net proceeds from issuance of common stock...   40,098      3,624        2,834
  Proceeds from grants.........................    2,805        938          949
                                                 -------    -------    ---------
     Net cash provided by (used in) financing
       activities..............................   (5,337)    (3,785)      41,308
                                                 -------    -------    ---------
Net increase (decrease) in cash and cash
  equivalents..................................   67,833    (27,862)     (22,318)
Cash and cash equivalents at beginning of
  period.......................................    5,486     73,319       45,457
                                                 -------    -------    ---------
Cash and cash equivalents at end of period.....  $73,319    $45,457    $  23,139
                                                 =======    =======    =========
Supplemental disclosure information:
  Interest paid................................  $ 7,639    $ 4,707    $   5,135
                                                 =======    =======    =========
  Income taxes paid, net of refunds received...  $ 8,578    $29,378    $  31,351
                                                 =======    =======    =========
  Tax benefit of options exercised.............  $   111    $ 1,103    $   7,114
                                                 =======    =======    =========

See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Jabil Circuit, Inc. (together with its subsidiaries, herein referred to as the "Company") is an independent supplier of custom manufacturing services for circuit board assemblies, subsystems and systems to major original equipment manufacturers ("OEMs") in the communications, computer peripherals, personal computer, automotive and consumer products industries. The Company's manufacturing services combine a high volume, highly automated manufacturing approach with advanced design and manufacturing technologies. The Company is headquartered in St. Petersburg, Florida and has manufacturing operations in the United States, Europe, Asia and Mexico.

     Significant accounting policies followed by the Company are as follows:

A.  CONSOLIDATION

     The consolidated financial statements include the accounts and operations of Jabil Circuit, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in preparing the consolidated financial statements.

B.  REVENUE RECOGNITION

     The Company recognizes revenue typically at the time of product shipment. Such revenue is recorded net of estimated product return and warranty costs. At August 31, 1997 and 1998, such estimated amounts for returns and warranties are not considered material.

C.  ACCOUNTING ESTIMATES

     Management is required to make estimates and assumptions during the preparation of the consolidated financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements. They also affect the reported amount of net income. Actual results could differ materially from these estimates and assumptions.

D.  INVENTORIES

     Inventories are stated at the lower of cost (first in, first out (FIFO) method) or market.

E.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and depreciated and amortized on the straight-line method over the estimated useful lives of the respective assets, primarily thirty-five years for buildings and three to five years for other assets. Maintenance and repairs are charged to expense as incurred.

     The Company performs a periodic analysis of the carrying value of its property and equipment balances to determine that no impairment exists. Such analysis includes, but is not limited to, a comparison of the undiscounted cash flows of production related assets in

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
relation to their carrying value. As of August 31, 1998 the Company is of the opinion that no such impairment exists.

F.  CASH EQUIVALENTS

     The Company considers all highly liquid instruments with original maturities of 90 days or less to be cash equivalents for financial statement purposes. At August 31, 1997 and 1998, cash equivalents totaled approximately $281,000 and $0, respectively.

G.  GRANT REVENUE

     The Company has been awarded grants related to the development of its Scottish operations. Grant funds are earned as certain milestones are met, and are being amortized over two to five-year periods.

H.  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change.

I.  PROFIT SHARING AND 401(k) PLAN

     The Company has a contributory profit-sharing plan with a 401(k) feature. Company contributions are at the discretion of the Company's Board of Directors. To participate, an employee must have completed a 12-month period of service in which the employee worked at least 1,000 hours. Vesting is immediate. The Company contributed approximately $1,650,000, $4,483,000, and $6,317,000 for the years ended August 31, 1996, 1997, and 1998, respectively.

J.  FOREIGN CURRENCY TRANSACTIONS

     Gains or losses on foreign currency transactions are included in the determination of net income as the Company considers the United States dollar to be the functional currency of its foreign operations.

     The Company enters into foreign currency contracts in order to mitigate the impact of certain foreign currency fluctuations. Gains and losses related to the hedges of firmly committed and anticipated transactions are deferred and included in the basis of the transaction when it occurs. Foreign currency exchange contracts outstanding at August 31, 1998 are described further in Note 8.

K.  NET INCOME PER SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share, in the fiscal year ended August 31, 1998. Under Statement 128, the Company presents two earnings per share (EPS) amounts. Basic EPS

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
is calculated based on net earnings available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding. Previously reported earnings per share amounts have been restated to conform to the Statement 128 requirements.

                                                 FISCAL YEAR ENDED
                                       --------------------------------------
                                       AUGUST 31,    AUGUST 31,    AUGUST 31,
                                          1996          1997          1998
                                       ----------    ----------    ----------
                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Numerator:
Net income...........................   $24,349       $52,497       $56,933
                                        =======       =======       =======
Denominator:
Weighted average shares
  outstanding -- Basic...............    68,916        72,599        74,249
Employee stock options and other.....     3,752         4,081         2,902
                                        -------       -------       -------
  Weighted average shares
     outstanding -- Diluted..........    72,668        76,680        77,151
                                        =======       =======       =======
Earnings per common share:
  Basic..............................   $   .35       $   .72       $   .77
                                        =======       =======       =======
  Diluted............................   $   .34       $   .68       $   .74
                                        =======       =======       =======

     For the years ended August 31, 1996, 1997 and 1998, options to purchase 23,200, 212,000, and 80,000 shares of common stock were outstanding during the period but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and therefore, the effect would be anti-dilutive.

L.  STOCK BASED COMPENSATION

     Prior to September 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of granting of stock options only if the current market price of the underlying stock exceeded the exercise price. Effective September 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of the grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma net income per share disclosures for employee stock options made in fiscal 1996 and future years as if the fair value based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by Statement 123.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

M.  SUBSEQUENT EVENT -- CHANGE IN CAPITAL STRUCTURE

     On June 17, 1997, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock, effected in the form of a 100 percent stock dividend to holders of record on July 8, 1997.

     On January 28, 1999, the Company's shareholders approved an amendment to the Company's 1992 Stock Option Plan (see note 6) to provide annual limits on the number of shares of the Company's common stock subject to options that may be granted to each employee of the Company and to increase the number of shares reserved for issuance under the 1992 Stock Option Plan to 6,397,040 shares. Additionally, the shareholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 120 million shares. Also on that date, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock, effected in the form of a 100 percent stock dividend to holders of record as of February 5, 1999. Financial information included in the accompanying consolidated financial statements and notes has been adjusted to reflect the impact of the above mentioned events for all periods presented.

N.  INTANGIBLE ASSETS

     Intangible assets are comprised of goodwill and other intellectual property. Intangible assets, aggregating approximately $11.2 million as of August 31, 1998, are classified as a component of other assets in the accompanying consolidated balance sheets. Such amounts are amortized over a ten-year period.

     The Company performs a periodic analysis of the carrying value of its intangible assets in order to determine that no instances of impairment exist. Such an analysis includes a comparison of the undiscounted future cash flows of related assets acquired in relation to the carrying value of recorded intangible assets. As of August 31, 1998, the Company is of the opinion that no such impairment exists.

2.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                        AUGUST 31,
                                                    -------------------
                                                     1997        1998
                                                    -------    --------
Raw materials.....................................  $75,433    $101,319
Work in process...................................   15,160      15,955
Finished goods....................................    5,594       5,823
                                                    -------    --------
                                                    $96,187    $123,097
                                                    =======    ========

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                        AUGUST 31,
                                                   --------------------
                                                     1997        1998
                                                   --------    --------
Land and improvements............................  $  9,232    $ 13,679
Buildings........................................    23,336      58,382
Leasehold improvements...........................     3,682       4,988
Machinery and equipment..........................   123,294     186,747
Furniture, fixtures and office equipment.........     7,225       9,990
Computer equipment...............................    15,062      23,039
Transportation equipment.........................     3,937       3,884
Construction in progress.........................    30,743      23,627
                                                   --------    --------
                                                    216,511     324,336
Less accumulated depreciation and amortization...    76,991      99,656
                                                   --------    --------
                                                   $139,520    $224,680
                                                   ========    ========

     During the year ended August 31, 1998, the Company completed new manufacturing facilities for its Scotland and Malaysia operations to replace its existing leased facilities in those locations, as well as a new "greenfield" facility in Guadalajara, Mexico. During the years ended August 31, 1997 and 1998, the Company capitalized approximately $120,000 and $83,000, respectively, in interest related to the constructed facilities.

     Maintenance and repairs expense was approximately $4,320,000, $5,229,000, and $9,341,000 for the years ended August 31, 1996, 1997, and 1998, respectively.

4.  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and Long-term debt consists of the following (in thousands):

                                                         AUGUST 31,
                                                     ------------------
                                                      1997       1998
                                                     -------    -------
Term loans(a)......................................  $50,000    $50,000
Borrowings under revolving credit facility(b)......       --     40,000
Mortgage, repaid in 1998...........................    2,475         --
                                                     -------    -------
Total notes payable and long-term debt.............   52,475     90,000
Less current installments of long-term debt........    2,475      8,333
                                                     -------    -------
Notes payable and long-term debt, less current
  installments.....................................  $50,000    $81,667
                                                     =======    =======

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

-------------------------

(a) In May 1996, the Company completed a private placement of $50,000,000 Senior Notes due 2004. The Notes have a fixed interest rate of 6.89%, with interest payable on a semi-annual basis. Principal is payable in six equal annual installments beginning May 30, 1999.

(b) In August 1998, the Company renegotiated its unsecured line of credit facility and established a $225 million unsecured revolving credit facility with a syndicate of banks ("Revolver"). Under the terms of the Revolver, borrowings can be made under either floating rate loans or Eurodollar rate loans. The Company pays interest on outstanding borrowings at interest rates that fluctuate based upon changes in various base interest rates. The Company pays a commitment fee on the unused portion of the Revolver at .20% to .25% depending on the Company's funded debt to total capitalization ratios. The renegotiated Revolver expires on August 3, 2001 and outstanding borrowings are then due and payable. As of August 31, 1998, there were $40 million in borrowings outstanding under the Revolver and $185 million of the facility was available. As of August 31, 1997, there were no borrowings under the previous $100 million revolving credit facility.

     The agreements related to the obligations described above contain a number of restrictive financial and/or other covenants. In all cases, the Company was in compliance with the respective covenants as of August 31, 1998.

     Aggregate annual maturities for notes payable and long-term debt are as follows (in thousands):

                                                        AMOUNT
                                                        -------
1999................................................    $ 8,333
2000................................................      8,333
2001................................................     48,333
2002................................................      8,333
2003................................................      8,333
2004................................................      8,335
                                                        -------
                                                        $90,000
                                                        =======

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

5.  INCOME TAXES

     Income tax expense amounted to $13,724,000, $27,745,000, and $25,047,000 for the years ended August 31, 1996, 1997 and 1998, respectively (an effective rate of 36%, 35%, and 31%, respectively). The actual expense differs from the "expected" tax expense (computed by applying the U.S. federal corporate tax rate of 35% to earnings before income taxes) as follows (in thousands):

                                              YEARS ENDED AUGUST 31,
                                           -----------------------------
                                            1996       1997       1998
                                           -------    -------    -------
Computed "expected" tax expense..........  $13,326    $28,085    $28,693
State taxes, net of Federal benefit......      698      1,352        895
Utilization of net operating loss from
  Scottish subsidiary....................     (389)        --         --
Income of Malaysian subsidiary...........       --     (2,706)    (5,957)
Other, net...............................       89      1,014      1,416
                                           -------    -------    -------
                                           $13,724    $27,745    $25,047
                                           =======    =======    =======

     The Company's Malaysian subsidiary has been granted "pioneer" tax status for the five-year period commenced November 1, 1995. This status allows tax-free treatment by the Malaysian government for the subsidiary's income through October 30, 2000. Malaysia's statutory income tax rate is 30%. The Malaysian subsidiary generated income during the years ended August 31, 1997 and 1998, resulting in a tax holiday of approximately $2,320,000 ($.03 per share) and $5,106,000 ($.07 per share), respectively. The Company intends to indefinitely re-invest income from all of its foreign subsidiaries. The aggregate undistributed earnings of the Company's foreign subsidiaries for which no deferred income taxes have been recorded was approximately $7,426,000 as of August 31, 1998.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     The components of income tax expense are (in thousands):

                                           CURRENT    DEFERRED     TOTAL
                                           -------    --------    -------
1996:
  Federal................................  $14,496    $ (2,360)   $12,136
  State..................................    1,280        (204)     1,076
  Foreign................................      824        (312)       512
                                           -------    --------    -------
                                           $16,600    $ (2,876)   $13,724
                                           =======    ========    =======
1997:
  Federal................................  $24,155    $ (1,800)   $22,355
  State..................................    2,236        (156)     2,080
  Foreign................................    3,194         116      3,310
                                           -------    --------    -------
                                           $29,585    $ (1,840)   $27,745
                                           =======    ========    =======
1998:
  Federal................................  $26,682    $ (4,001)   $22,681
  State..................................    1,770        (449)     1,321
  Foreign................................    2,038        (993)     1,045
                                           -------    --------    -------
                                           $30,490    $ (5,443)   $25,047
                                           =======    ========    =======

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                         AUGUST 31,
                                                      -----------------
                                                       1997      1998
                                                      ------    -------
Deferred tax assets:
  Accounts receivable, principally due to allowance
     for doubtful accounts..........................  $1,015    $ 1,171
  Grant receivable..................................     707      1,397
  Inventories, principally due to reserves and
     additional costs inventoried for tax purposes
     pursuant to the Tax Reform Act of 1986.........   2,211      5,365
Compensated absences, principally due to accrual for
  financial reporting purposes......................     878        839
Accrued expenses, principally due to deferrals for
  financial reporting purposes......................   1,457      3,023
Intangible assets...................................      --      3,376
  Other.............................................     490      1,168
                                                      ------    -------
     Total gross deferred tax assets................   6,758     16,339
     Less valuation allowance.......................     167        244
                                                      ------    -------
     Net deferred tax assets........................  $6,591    $16,095
                                                      ======    =======
Deferred tax liabilities:
  Property, plant and equipment, principally due to
     differences in depreciation and amortization...  $3,663    $ 7,724
                                                      ======    =======

     Based on the Company's historical operating income, management believes that it is more likely than not that the Company will realize the benefit of its net deferred tax assets.

6.  STOCKHOLDERS' EQUITY

A.  PUBLIC OFFERING

     The Company completed a public offering of 16,100,000 common shares on November 3, 1995 in which the Company sold 11,500,000 shares (including an over-allotment of 1,500,000 shares) and certain selling stockholders sold 4,600,000 shares. Net proceeds to the Company (net of underwriters' discounts and commissions and other offering costs of approximately $350,000) were approximately $39,152,000.

B.  STOCK OPTION PLANS

     As of August 31, 1998, options to purchase a total of 2,788,800 shares were outstanding under the 1983 and 1989 stock option plans. The Board of Directors terminated these plans in November 1992, and no additional options may be issued thereunder. The exercise price of the outstanding options under these plans is equal to fair market value, as determined by the Company, on the date of grant.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     The Company's 1992 Stock Option Plan (the "1992 Plan") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting of non-statutory stock options to employees and consultants of the Company. The 1992 Plan was adopted by the Board of Directors in November 1992 and approved by the stockholders in December 1992. A total of 5,220,000 shares of common stock have been reserved for issuance under the 1992 Plan, of which 1,600,000 were authorized during the year ended August 31, 1998. As of August 31, 1998, options to purchase 1,852,120 shares are outstanding under the 1992 Plan.

     The exercise price of all incentive stock options granted under the 1992 Plan is to be at least equal to the fair market value of shares of common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted is to equal at least 110% of the fair market value on the grant date and the maximum term of the option may not exceed five years. The term of all other options under the 1992 Plan may not exceed ten years.

     The following table summarizes option activity from September 1, 1995 through August 31, 1998:

                                     OPTIONS OUTSTANDING
                            -------------------------------------
                             SHARES                    WEIGHTED
                            AVAILABLE                  AVERAGE       AGGREGATE
                            FOR GRANT     SHARES     OPTION PRICE      VALUE
                            ---------   ----------   ------------   -----------
Balance at August 31,
  1995....................  1,291,920    6,517,760      $0.76       $ 4,951,000
  Options granted.........   (728,000)     728,000       2.11         1,533,000
  Options cancelled.......     74,160      (74,160)      1.41          (104,000)
  Options exercised.......         --     (259,600)      1.04          (268,000)
                            ---------   ----------      -----       -----------
Balance at August 31,
  1996....................    638,080    6,912,000      $0.89       $ 6,112,000
  Options granted.........   (296,000)     296,000      12.62         3,734,000
  Options cancelled.......      9,280       (9,280)      1.30           (12,000)
  Options exercised.......         --   (2,530,020)      0.94        (2,369,000)
                            ---------   ----------      -----       -----------
Balance at August 31,
  1997....................    351,360    4,668,700      $1.60       $ 7,465,000
  Options authorized......  1,600,000           --         --                --
  Options granted.........   (357,000)     357,000      18.61         6,642,000
  Options exercised.......         --     (384,780)      1.34          (514,000)
                            ---------   ----------      -----       -----------
Balance at August 31,
  1998....................  1,594,360    4,640,920      $2.93       $13,593,000
                            =========   ==========      =====       ===========

At August 31, 1998, options for 3,653,720 shares were exercisable.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     The range of exercise prices, shares, weighted average contractual life and exercise price for the options outstanding as of August 31, 1998 are presented below:

                                    WEIGHTED-           WEIGHTED-
   RANGE OF                          AVERAGE             AVERAGE
EXERCISE PRICES     SHARES      CONTRACTUAL LIFE     EXERCISE PRICE
---------------    ---------    -----------------    ---------------
$         0.44     2,788,800            3                $ 0.44
  1.25 -  3.72     1,279,200            6                  1.76
 11.00 - 30.85       572,920           10                 17.96
==============     ---------           ==                ------
$ 0.44 - 30.85     4,640,920            5                $ 2.93
==============     =========           ==                ======

     The range of exercise prices, shares and weighted average exercise price of the options exercisable at August 31, 1998 are presented below:

                                      WEIGHTED-
    RANGE OF          SHARES           AVERAGE
EXERCISE PRICES     EXERCISABLE    EXERCISE PRICE
----------------    -----------    ---------------
 $         0.44      2,788,800         $ 0.44
   1.25 -  3.72        780,360           1.66
  11.00 - 30.85         84,560          17.05
 ==============      ---------         ======
 $ 0.44 - 30.85      3,653,720         $ 1.08
 ==============      =========         ======

     The per-share weighted-average fair value of stock options granted during 1997 and 1998 was $14.82 and $11.23, respectively, on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1997 -- expected dividend yield of 0%, risk-free interest rate of 6.2%, expected volatility of 76%, and an expected life of 5 years;
1998 -- Expected dividend yield of 0%, risk-free interest rate of 5.6%, expected volatility of 78% and an expected life of 5 years.

C.  PRO FORMA RESULTS

     The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Additionally, no compensation costs are reflected for the discount related to shares granted to employees under the 1992 Employee Stock Purchase Plan. Had the Company determined compensation cost based on Statement 123, the Company's net income would have been as follows:

                                         1997                  1998
                                  ------------------    ------------------
                                    NET      DILUTED      NET      DILUTED
                                  INCOME       EPS      INCOME       EPS
                                  -------    -------    -------    -------
As Reported.....................  $52,497    $ 0.68     $56,933    $ 0.74
Statement 123 Compensation (Net
  of tax).......................     (262)       --      (1,580)     (.02)
Pro-forma disclosure............  $52,235    $ 0.68     $55,353    $ 0.72

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     As discussed in note 1 (l) the disclosure presented above represents the estimated fair value of stock options granted in fiscal 1996 and subsequent years for which attribution is attributable to fiscal 1997 and 1998. Such disclosure is not necessarily indicative of the fair value of stock options that could be granted by the Company in future fiscal years or of all options currently outstanding.

D.  STOCK PURCHASE PLAN

     The Company's 1992 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1992 and approved by the stockholders in December 1992. As of August 31, 1998, a total of 2,410,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

     Employees are eligible to participate after one year of employment with the Company. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, as defined, at a price equal to 85% of the fair market value of the Common Stock at the beginning or end of the offering period, whichever is lower. Unless terminated sooner, the Purchase Plan will terminate ten years from its effective date. As of August 31, 1998, a total of 1,703,066 shares had been issued under the Purchase Plan.

     The per-share weighted-average fair value of stock issued to employees in 1998 under the Company's 1992 Employee Stock Purchase Plan was $6.88 using the Black-Scholes option-pricing model with the identical assumptions as those listed for stock options granted during 1998.

7.  CONCENTRATION OF RISK AND GEOGRAPHIC DATA

A.  CONCENTRATION OF RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     Sales of the Company's products are concentrated among specific customers. Sales to the following customers, expressed as a percentage of consolidated net revenue, and the percentage of accounts receivable for each customer, were as follows:

                                 PERCENTAGE OF              PERCENTAGE OF
                                  NET REVENUE            ACCOUNTS RECEIVABLE
                             YEAR ENDED AUGUST 31,     AUGUST 31,    AUGUST 31,
                            -----------------------    ----------    ----------
                            1996     1997     1998        1997          1998
                            -----    -----    -----    ----------    ----------
Cisco Systems, Inc........   10%      20%      20%          *             *
3Com Corporation..........   11%      21%      18%         14%            *
Hewlett-Packard Company...   20%      15%      10%         13%           28%
Quantum Corporation.......   23%      10%       *          13%            *
NEC Technologies, Inc.....   15%       *        *           *             *

-------------------------

* Amount was less than 10% of total

B.  GEOGRAPHIC DATA

     The Company has defined the three geographic regions for the segment in which it operates: North America (including Mexico), Europe and Asia. Sales to unaffiliated customers are based on the location of the Company's operating entity. Corporate assets include cash and cash equivalents, intangibles, and deferred income taxes. Transfers between regions are not considered material. The following data does not consider fully the extent of interrelated activities between the regions including product development, manufacturing, engineering, marketing and corporate management. Accordingly, the following amounts are not necessarily indicative of the operating contribution of the geographic regions. The following table sets forth information concerning these geographic segments (in thousands):

                                             YEAR ENDED AUGUST 31,
                                        --------------------------------
                                          1996        1997        1998
SALES TO UNAFFILIATED CUSTOMERS:        --------    --------    --------
North America.........................  $595,941    $682,333    $911,419
  Europe..............................   161,195     207,850     222,524
  Asia................................   106,149      87,919     143,431
Export Sales..........................    88,150       2,494       1,169
Operating Income:
  North America.......................    40,811      62,770      62,393
  Europe..............................     3,244      11,381       5,831
  Asia................................     1,351       7,703      16,880
Identifiable Assets:
  North America, including
     corporate........................   239,582     285,440     376,549
  Europe..............................    48,022      74,698      99,304
  Asia................................    12,336      45,765      50,850

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     Foreign source revenue for the years ended August 31, 1996, 1997, and 1998 was approximately 31%, 30%, and 31%, respectively.

8.  FOREIGN CURRENCY EXCHANGE CONTRACTS

     The purpose of the Company's foreign currency hedging activity is to protect the Company from the risk that the eventual dollar net cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in the exchange rates. It is the Company's policy to utilize derivative financial instruments to reduce foreign exchange risks where internal netting strategies cannot be effectively employed. The Company does not hold or issue financial instruments for trading purposes. Fluctuations in the value of hedging instruments are offset by fluctuations in the underlying exposures being hedged, and deferred gains and losses on these contracts are recognized when the future purchases and sales being hedged are realized.

     The Company had approximately $5 million of net foreign currency exchange contracts outstanding at August 31, 1998 related to the United Kingdom, with $26 million outstanding at August 31, 1997 related to the United Kingdom and Malaysia. Unrealized gains and losses on these contracts were not material.

9.  COMMITMENTS AND CONTINGENCIES

A.  LEASE AGREEMENTS

     The Company leases certain facilities and computer equipment under non-cancelable operating leases. The future minimum payments under noncancelable operating leases and related computer service agreements outstanding August 31, 1998 are as follows (in thousands):

FISCAL YEAR ENDING
AUGUST 31,
------------------
1999................................    $12,593
2000................................     11,871
2001................................      4,393
2002................................        294
2003................................         74
Thereafter..........................         --
                                        -------
Total minimum lease payments........    $29,225
                                        =======

     Total rent expense for operating leases was approximately $3,354,000, $3,868,000, and $5,311,424 for the years ended August 31, 1996, 1997, and 1998, respectively.

B.  LITIGATION

     The Company is party to certain lawsuits in the ordinary course of business. Management does not believe that these proceedings individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

10.  ACQUISITION

     On August 3, 1998 the Company acquired certain assets (primarily raw material inventory and property, plant and equipment) relating to the LaserJet Formatter Manufacturing Organization business unit of Hewlett-Packard Company located in Boise, Idaho, and Bergamo, Italy. The acquisition price was approximately $80 million and was accounted for under the purchase method of accounting. The acquisition resulted in goodwill and other intangible assets of approximately $11.2 million, which is being amortized on a straight-line basis over ten years.

     Simultaneously, the Company entered into a manufacturing arrangement to continue to produce the Laserjet circuit board assemblies being produced by the Hewlett-Packard operations in Boise and Bergamo.

     In conjunction with the acquisition, the Company recorded an acquisition-related charge of $20.8 million consisting of an in-process technology write-off of $6.5 million, work force related expenses of $10.0 million, and $4.3 million of other expenses.

11.  NEW ACCOUNTING PRONOUNCEMENTS

     During 1997 and 1998, the Financial Accounting Standards Board ("FASB") issued several Statements of Financial Accounting Standards (Statements) which are pending implementation by the Company. They are as follows:

     STATEMENT 130 -- REPORTING COMPREHENSIVE INCOME. Statement 130 establishes standards for reporting comprehensive income. The Statement defines comprehensive income as the change in equity of an enterprise except those resulting from shareholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Statement September 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on earnings from its adoption.

     STATEMENT 131 -- DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement 131 establishes standards for related disclosures about the products and services, geographic areas, and major customers of an enterprise The Company will be required to adopt this Statement for financial statements for the fiscal year that began September 1, 1998. As this Statement addresses reporting and disclosure issues only, there will be no impact on earnings from its adoption. The Company is currently evaluating this Statement and has yet to form an opinion on whether segment disclosure presented herein will change significantly upon the adoption of Statement 131.

     STATEMENT 133 -- ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Statement 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is currently evaluating this Statement and has yet to form an opinion on whether its adoption will have any significant impact on the Company's consolidated financial statements. The Company will be required to implement Statement 133 for its fiscal year ending August 31, 2000.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

     STATEMENT OF POSITION 98-5 REPORTING ON THE COSTS OF START UP
ACTIVITIES. SOP 98-5 establishes standards on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has historically made a practice of expensing costs related to both the establishment of "greenfield" manufacturing facilities and the set-up of production lines as such costs are incurred, it does not anticipate that the adoption of SOP 98-5 will have any material impact on its consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        AUGUST 31,    NOVEMBER 30,
                                                           1998           1998
                                                        ----------    ------------
                                                                      (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents...........................   $ 23,139       $ 13,016
  Accounts receivable, less allowance for doubtful
     accounts.........................................    126,276        180,793
  Inventories.........................................    123,097        146,272
  Prepaid expenses and other current assets...........      1,772          3,367
  Deferred income taxes...............................     16,095         14,960
                                                         --------       --------
          Total current assets........................    290,379        358,408
Property, plant and equipment, net....................    224,680        246,496
Other assets..........................................     11,644         11,405
                                                         --------       --------
                                                         $526,703       $616,309
                                                         ========       ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt..............   $  8,333       $  8,333
  Accounts payable....................................    132,601        192,764
  Accrued expenses....................................     40,460         43,939
  Income taxes payable................................      5,325         10,908
                                                         --------       --------
          Total current liabilities...................    186,719        255,944
Note payable and long-term debt, less current
  installments........................................     81,667         81,667
Deferred income taxes.................................      7,724          8,484
Deferred grant revenue................................      2,227          2,421
                                                         --------       --------
          Total liabilities...........................    278,337        348,516
                                                         --------       --------
Stockholders' equity
  Common stock........................................         75             75
  Additional paid-in capital..........................     71,542         71,683
  Retained earnings...................................    176,749        196,035
                                                         --------       --------
          Net stockholders' equity....................    248,366        267,793
                                                         --------       --------
                                                         $526,703       $616,309
                                                         ========       ========

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                               NOVEMBER 30,
                                                           --------------------
                                                             1997        1998
                                                           --------    --------
Net revenue..............................................  $319,512    $447,941
Cost of revenue..........................................   278,167     397,366
                                                           --------    --------
Gross profit.............................................    41,345      50,575
Operating expenses:
Selling, general and administrative......................    11,077      18,318
Research and development.................................       912       1,066
                                                           --------    --------
Operating income.........................................    29,356      31,191
Interest expense, net....................................       713       1,520
                                                           --------    --------
Income before income taxes...............................    28,643      29,671
Income taxes.............................................     9,572      10,385
                                                           --------    --------
Net income...............................................  $ 19,071    $ 19,286
                                                           ========    ========
Basic earnings per share.................................  $   0.26    $   0.26
                                                           ========    ========
Diluted earnings per share...............................  $   0.25    $   0.25
                                                           ========    ========
Common shares used in the calculations of basic earnings
  per share..............................................    74,038      74,565
                                                           ========    ========
Common and common equivalent shares used in the
  calculations of diluted earnings per share.............    77,350      77,654
                                                           ========    ========

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                                NOVEMBER 30,
                                                             ------------------
                                                              1997       1998
                                                             -------    -------
Cash flows from operating activities:
  Net income...............................................  $19,071    $19,286
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Depreciation and amortization............................    7,128     11,507
  Recognition of grant revenue.............................     (203)      (201)
  Deferred income taxes....................................      706      1,895
  Loss on sale of property.................................       18        718
  Changes in operating assets and liabilities:
     Accounts receivable...................................  (17,370)   (54,517)
     Inventories...........................................  (15,592)   (23,175)
     Prepaid expenses and other current assets.............      (25)    (1,595)
     Other assets..........................................     (784)        32
     Accounts payable and accrued expenses.................   28,544     69,225
                                                             -------    -------
     Net cash provided by operating activities.............   21,493     23,175
                                                             -------    -------
Cash flows from investing activities:
  Acquisition of property, plant and equipment.............  (31,418)   (34,006)
  Proceeds from sale of property and equipment.............       10        172
                                                             -------    -------
     Net cash used in investing activities.................  (31,408)   (33,834)
                                                             -------    -------
Cash flows from financing activities:
  Increase in note payable to bank.........................   10,000         --
  Payments of long-term debt...............................   (2,475)        --
  Net proceeds from issuance of common stock...............       84        141
  Proceeds from Scottish grant.............................       --        395
                                                             -------    -------
     Net cash provided by financing activities.............    7,609        536
                                                             -------    -------
Net decrease in cash and cash equivalents..................   (2,306)   (10,123)
Cash and cash equivalents at beginning of period...........   45,457     23,139
                                                             -------    -------
Cash and cash equivalents at end of period.................  $43,151    $13,016
                                                             =======    =======

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements of Jabil Circuit, Inc. and subsidiaries ("the Company") are unaudited and have been prepared based upon prescribed guidance of the Securities and Exchange Commission ("SEC"). As such, they do not include all disclosures required by generally accepted accounting principles, and should be read in conjunction with the annual audited consolidated statements as of and for the year ended August 31, 1998 beginning on page F-3 herein. In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of normal and recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented when read in conjunction with the annual audited consolidated financial statements and related notes thereto. The results of operations for the three-month period ended November 30, 1998 are not necessarily indicative of the results that should be expected for a full fiscal year.

REVENUE RECOGNITION

     The Company typically recognizes revenue at the time of product shipment. Such revenue is recognized net of estimated product returns and warranty costs. At November 30, 1998 such estimated amounts for returns and warranties are not considered material.

     In connection with the August 3, 1998 acquisition of the net assets of Hewlett-Packard Company ("HP") laser printer operations, the Company entered into an agreement with HP to produce laser printer component products. During the first year of the agreement, the Company receives compensation for available capacity, as well as compensation for the raw material content of actual units produced. The available capacity compensation is recorded on a units produced basis.

EARNINGS PER SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share," in the second quarter of fiscal 1998. Under SFAS 128, the Company presents two earnings per share (EPS) amounts. Basic EPS is calculated based on net earnings available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                                                     THREE MONTHS ENDED
                                                        NOVEMBER 30,
                                                     ------------------
                                                      1997       1998
                                                     -------    -------
                                                       (IN THOUSANDS)
Numerator:
  Net income.......................................  $19,071    $19,286
Denominator:
  Denominator for basic EPS-weighted-average
     shares........................................   74,038     74,565
Effect of dilutive securities:
  Employee stock options...........................    3,312      3,089
                                                     -------    -------
Denominator for diluted EPS-adjusted
  weighted-average shares..........................   77,350     77,654
                                                     =======    =======
Basic EPS..........................................  $   .26    $   .26
                                                     =======    =======
Diluted EPS........................................  $   .25    $   .25
                                                     =======    =======

     For the three-month periods ended November 30, 1997 and 1998, options to purchase 40,000 and 80,000, respectively, shares of common stock were outstanding during the period but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

COMMITMENTS AND CONTINGENCIES

     At November 30, 1998, the Company had approximately $40 million in new facility and equipment purchase commitments outstanding.

     The Company is party to certain lawsuits in the ordinary course of business. Management does not believe that these proceedings, individually or in aggregate, are material or that any adverse outcomes of these lawsuits will have a material adverse effect on the Company's financial statements.

SUBSEQUENT EVENT -- CHANGE IN CAPITAL STRUCTURE

     On January 28, 1999, the Company's shareholders approved an amendment to the Company's 1992 Stock Option Plan to provide annual limits on the number of shares of the Company's common stock subject to options that may be granted to each employee of the Company and to increase the number of shares reserved for issuance under the 1992 Stock Option Plan to 3,198,520 shares. Additionally, the shareholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 120 million shares. Also on that date, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock, effected in the form of a 100 percent stock dividend to holders of record as of February 5, 1999. Financial information included in the accompanying

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
consolidated financial statements and notes has been adjusted to reflect that impact of the above mentioned events for all periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective September 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting comprehensive income. The Statement defines comprehensive income as the change in equity of an enterprise except those resulting from shareholder transactions. During the three months ended November 30, 1998, changes in stockholders' equity consisted of net income and the exercise of stock options. Accordingly, comprehensive income as defined by Statement 130 was equal to net income as shown in the accompanying unaudited Consolidated Statement of Operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement 131 establishes standards for related disclosures about the products and services, geographic areas, and major customers of an enterprise. The Company will be required to adopt this Statement in its 1999 annual consolidated financial statements. As this Statement addresses reporting and disclosure issues only, there will be no impact on earnings from its adoption.

     Statement 133 -- Accounting for Derivative Instruments and Hedging Activities. Statement 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is currently evaluating this Statement and has yet to form an opinion on whether its adoption will have any significant impact on the Company's consolidated financial statements. The Company will be required to implement Statement 133 for its fiscal year ending August 31, 2000.

     Statement of Position 98-5 Reporting on the Costs of Start Up Activities. SOP 98-5 establishes standards on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has historically made a practice of expensing costs related to both the establishment of "greenfield" manufacturing facilities and the set-up of production lines as such costs are incurred, it does not anticipate that the adoption of SOP 98-5 will have any material impact on its consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

2.  INVENTORIES

     The components of inventories consist of the following (in thousands):

                                                AUGUST 31,     NOVEMBER 30,
                                                   1998            1998
                                               ------------    ------------
                                                               (UNAUDITED)
Raw materials................................    101,319         130,725
Work-in-process..............................     15,955          12,748
Finished goods...............................      5,823           2,799
                                                 -------         -------
                                                 123,097         146,272
                                                 =======         =======

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                             BALANCE    ADDITIONS                   BALANCE
                                                               AT       CHARGED TO                     AT
                                                            BEGINNING    COST AND                    END OF
                                                            OF PERIOD    EXPENSE     WRITE-OFFS      PERIOD
                                                            ---------   ----------   -----------   ----------
YEAR ENDED AUGUST 31, 1996:
Allowance for uncollectible accounts receivable...........   $   669     $   501            --      $ 1,170
Reserve for excess and obsolete inventory.................   $   973     $ 5,178       $ 3,850      $ 2,301
                                                             =======     =======       =======      =======
YEAR ENDED AUGUST 31, 1997:
Allowance for uncollectible accounts receivable...........   $ 1,170     $ 1,520            --      $ 2,690
Reserve for excess and obsolete inventory.................   $ 2,301     $ 3,690       $ 1,248      $ 4,743
                                                             =======     =======       =======      =======
YEAR ENDED AUGUST 31, 1998:
Allowance for uncollectible accounts receivable...........   $ 2,690     $ 1,789       $ 1,400      $ 3,079
Reserve for excess and obsolete inventory.................   $ 4,743     $ 7,026       $ 3,432      $ 8,337
                                                             =======     =======       =======      =======
THREE MONTHS ENDED NOVEMBER 30, 1998 (UNAUDITED):
Allowance for uncollectible accounts receivable...........   $ 3,079     $   317            --      $ 3,396
                                                             =======     =======       =======      =======
Reserve for excess and obsolete inventory.................   $ 8,337     $ 1,952       $   235      $10,054
                                                             =======     =======       =======      =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including           , 1999, all dealers effecting transactions
in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               10,500,000 SHARES

                                   JABIL LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE

                              SALOMON SMITH BARNEY

                             C.E. UNTERBERG, TOWBIN

                           THOMAS WEISEL PARTNERS LLC

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  ALTERNATE COVER FOR INTERNATIONAL PROSPECTUS
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 29, 1999

PROSPECTUS

                               10,500,000 SHARES

                                   JABIL LOGO

                                  COMMON STOCK
                            ------------------------
     Jabil Circuit, Inc. is selling 6,000,000 of the shares of common stock and certain stockholders of Jabil are selling 4,500,000 of the shares of common stock. The international managers are offering 1,500,000 shares outside the United States and Canada and the U.S. underwriters are offering 9,000,000 shares in the United States and Canada.

     The common stock trades on the New York Stock Exchange under the symbol "JBL." Except as otherwise indicated, all information in this prospectus has been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend to stockholders that is expected to be reflected on the New York Stock Exchange on February 17, 1999. On January 28, 1999, the closing sale price of the common stock as reported on the New York Stock Exchange was $35.47 per share ($70.94 per share on a pre-split basis).
                            ------------------------
     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                            ------------------------

                                                       PER SHARE           TOTAL
                                                       ---------           -----
Public Offering Price................................      $                 $
Underwriting Discount................................      $                 $
Proceeds, before expenses, to Jabil..................      $                 $
Proceeds to the Selling Stockholders.................      $                 $

     The international managers may also purchase up to an additional 225,000 shares from Jabil and the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an aggregate of an additional 1,350,000 shares from Jabil and the selling stockholders.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will to be ready for delivery in New York, New
York on or about                , 1999.
                            ------------------------
MERRILL LYNCH INTERNATIONAL
          DONALDSON, LUFKIN & JENRETTE

                    SALOMON SMITH BARNEY INTERNATIONAL

                               C.E. UNTERBERG, TOWBIN

                                        THOMAS WEISEL PARTNERS LLC
                            ------------------------
              The date of this prospectus is                , 1999

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                  UNDERWRITING

     Merrill Lynch International, Donaldson, Lufkin & Jenrette International, Salomon Brothers International, C.E. Unterberg, Towbin and Thomas Weisel Partners LLC are acting as representatives of each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among Jabil, the selling stockholders and the international managers, and concurrently with the sale of 9,000,000 shares of common stock to certain U.S. underwriters, Jabil and the selling stockholders have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Jabil and the selling stockholders, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
                                                               SHARES
INTERNATIONAL MANAGER                                         ---------
Merrill Lynch International.................................
Donaldson, Lufkin & Jenrette International..................
Salomon Brothers International..............................
C.E. Unterberg, Towbin......................................
Thomas Weisel Partners LLC..................................
                                                              ---------
               Total........................................  1,500,000
                                                              =========

     The selling stockholders have also entered into a U.S. purchase agreement with certain U.S. underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., C.E. Unterberg, Towbin and Thomas Weisel Partners LLC are acting as representatives. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 1,500,000 shares of common stock to the international managers pursuant to the international purchase agreement, Jabil and the selling stockholders have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Jabil and the selling stockholders, an aggregate of 9,000,000 shares of common stock. The public offering price per share of common stock and the underwriting discount per share of common stock are identical under the international purchase agreement and the U.S. purchase agreement.

     In the international purchase agreement and the U.S. purchase agreement, the several international managers and the U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the international purchase agreement and the U.S. purchase agreement provide that, in certain circumstances, the commitments of non-defaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

     The lead managers have advised Jabil and the selling stockholders that the international managers propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess
of $          per share of common stock. The international managers may allow,
and such dealers may reallow, a discount not in excess of $          per share
of common stock on sales to certain other dealers. After

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

initially offering common stock to the public at $          per share, the
public offering price, concession and discount may be changed.

     Jabil and the selling stockholders have granted options to the international managers exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 225,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise these options solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the international managers exercise these options, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such international manager's initial amount reflected in the foregoing table. Jabil and the selling stockholders also have granted options to the U.S. underwriters, exercisable within 30 days after the date of this prospectus, to purchase up to aggregate of 1,350,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

     The following table shows (1) the per share and total public offering price, (2) the underwriting discount to be paid by Jabil and the selling stockholders to the international managers and the U.S. underwriters, (3) the proceeds before expenses to Jabil and (4) the proceeds to the selling stockholders. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                WITHOUT      WITH
                                                    PER SHARE    OPTION     OPTION
                                                    ---------   --------   --------
Public Offering Price.............................  $           $          $
Underwriting Discount.............................  $           $          $
Proceeds, before expenses, to Jabil...............  $           $          $
Proceeds to the Selling Stockholders..............  $           $          $

     The expenses of the Offerings (exclusive of the underwriting discount) are estimated at $750,000 and are payable by Jabil.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     Jabil, the selling stockholders, Jabil's executive officers and directors, and certain of Jabil's stockholders, have agreed, subject to certain exceptions, not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act of 1933 with respect to the foregoing or (2) enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of the common stock or such other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, for a period of 90 days after the date of this prospectus. See the "Shares Eligible for Future Sale" section of this prospectus.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. on non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian person, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

     Jabil's common stock is listed on the New York Stock Exchange under the symbol "JBL."

     The international managers and the U.S. underwriters have informed Jabil that they do not intend to confirm sales of the common stock offered hereby to any accounts over which they exercise discretionary authority.

     Jabil and the selling stockholders have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments which the U.S. underwriters and the international managers may be required to make in respect thereof.

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase common stock of Jabil. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of the common stock of Jabil. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock of Jabil.

     If the underwriters create a short position in the common stock in connection with the Offerings, i.e, if they sell more shares of the common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing shares of the common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purposes of stabilization or to reduce a short position could cause the price of the security to be higher than it might have been in the absence of such purchases.

     None of Jabil, the selling stockholders or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, none of Jabil, the selling stockholders or any of the underwriters makes any representation that the U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each international manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing of the Offerings, will not offer or sell any shares of the common stock of Jabil to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock of Jabil in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to Jabil, the selling stockholders or shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     Mel S. Lavitt, a Director of Jabil, is a Managing Director of C.E. Unterberg, Towbin, one of the lead managers of the international managers and one of the U.S. representatives of the U.S. underwriters.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     Through and including             , 1999, all dealers effecting
transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               10,500,000 SHARES

                                   JABIL LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          MERRILL LYNCH INTERNATIONAL

                          DONALDSON, LUFKIN & JENRETTE

                       SALOMON SMITH BARNEY INTERNATIONAL

                             C.E. UNTERBERG, TOWBIN

                           THOMAS WEISEL PARTNERS LLC

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate (other than the SEC Registration Fee and the National Association of Securities Dealers, Inc. (the "NASD") Filing Fee) of the fees and expenses all of which are payable by the Registrant, in connection with the registration and sale of the securities being registered:

Commission Registration Fee.................................  $115,130
NASD Filing Fee.............................................    30,500
NYSE Fee....................................................    54,800
Transfer Agent and Registrar Fees and Expenses..............    10,000
Blue Sky Fees and Expenses..................................     5,000
Legal Fees and Expenses.....................................   225,000
Accounting Fees and Expenses................................    75,000
Printing, Engraving and Mailing Expenses....................   150,000
Miscellaneous...............................................    84,570
                                                              --------
  Total.....................................................  $750,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 145 of the General Corporation Law of the State of Delaware ("DGCL"), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise.

     Article Tenth of the Registrant's Certificate of Incorporation provide for mandatory indemnification of the Registrant's directors, officers and employees and Article VI of the Registrant's Bylaws provide for permissible indemnification of other agents to the maximum extent permitted by the DGCL. The Registrant has entered into Indemnification Agreements with its officers and directors with further indemnification to the maximum extent permitted by the DGCL.

     The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     Section 6 of the U.S. purchase agreement between the Registrant, the U.S. underwriters and the selling stockholders and Section 6 of the international purchase agreement between the Registrant, the international managers and the selling stockholders each provide for indemnification by the Registrant of the U.S. underwriters, the international managers and each person, if any, who controls any U.S. underwriter or international manager, against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The underwriting agreement also provides that the U.S. underwriters and the international managers shall similarly indemnify Jabil, its directors, officers, and controlling persons, as set forth therein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
  1.1+  --   Form of U.S. Purchase Agreement by and among the Registrant, the selling stockholders and the U.S. underwriters.
  1.2+  --   Form of International Purchase Agreement by and among the
             Registrant, the selling stockholders and the international managers.
  4.8*  --   Specimen certificate representing the common stock.
  5.1+  --   Opinion of Holland & Knight LLP.
 23.1   --   Consent of KPMG LLP.
 24.1   --   Power of Attorney (set forth on the signature page of this registration statement).

-------------------------

* Incorporated by reference to the Registration Statement on Form S-1 filed by the Registrant on March 3, 1993, (Registration No. 333-58974).
+ To be filed by Amendment.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule of 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, By-laws, by agreement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Petersburg, Florida on January 29, 1999.

                                          JABIL CIRCUIT, INC.

                                          By:     /s/ WILLIAM D. MOREAN
                                             -----------------------------------
                                              Name William D. Morean
                                              Title Chairman of the Board of
                                              Directors
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Chris Lewis, Robert L. Paver, and Forbes I.J. Alexander, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution, resubstitution and revocation, for them and in their names, places, and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the public offering of shares of common stock of the Registrant and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 29, 1999.

                   SIGNATURE                                           TITLE
                   ---------                                           -----

             /s/ WILLIAM D. MOREAN                Chairman of the Board of Directors and Chief
------------------------------------------------  Executive Officer (Principal Executive Officer)
               William D. Morean

                /s/ CHRIS LEWIS                   Chief Financial Officer (Principal Financial
------------------------------------------------  Officer)
                  Chris Lewis

                   SIGNATURE                                           TITLE
                   ---------                                           -----

             /s/ THOMAS A. SANSONE                Vice Chairman of the Board of Directors
------------------------------------------------
               Thomas A. Sansone

               /s/ RONALD J. RAPP                 Vice President, Operations and Director
------------------------------------------------
                 Ronald J. Rapp

             /s/ LAWRENCE J. MURPHY               Director
------------------------------------------------
               Lawrence J. Murphy

               /s/ MEL S. LAVITT                  Director
------------------------------------------------
                 Mel S. Lavitt

             /s/ STEVEN A. RAYMUND                Director
------------------------------------------------
               Steven A. Raymund

              /s/ FRANK A. NEWMAN                 Director
------------------------------------------------
                Frank A. Newman

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  1.1+    --   Form of U.S. Purchase Agreement by and among the Registrant, the selling stockholders and the U.S. underwriters.
  1.2+    --   Form of International Purchase Agreement by and among the
               Registrant, the selling stockholders and the international managers
  4.8*    --   Specimen certificate representing the common stock
  5.1+    --   Opinion of Holland & Knight LLP
 23.1     --   Consent of KPMG LLP
 24.1     --   Power of Attorney (set forth on the signature page of this registration statement)

-------------------------

* Incorporated by reference to the Registration Statement on Form S-1 filed by the Registrant on March 3, 1993, (Registration No. 333-58974).

+ To be filed by Amendment.